================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Western Atlas, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                                         [LOGO OF WESTERN ATLAS]
     ---------------------------------------------------------------------------
                                                       WESTERN ATLAS INC.
                                                       360 North Crescent Drive
                                                       Beverly Hills, California
                                                       90210-4867
                                                       Tel 310.888.2500

                                                       Alton J. Brann
                                                       Chairman and
                                                       Chief Executive Officer



     March 28, 1997
     Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Western Atlas Inc. to be held at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, on Tuesday, May 13, 1997, at 11:00 a.m. We hope you will be present to hear management's report to the shareholders.

     The attached notice of meeting and proxy statement describe the matters to be acted upon. If you plan to attend the meeting in person, please mark the designated box on the proxy card.

     Whether or not you plan to be present at the meeting, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, we urge you to complete the enclosed proxy and promptly return it to our vote tabulators in the envelope provided. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

     Sincerely,

     /s/ Alton J. Brann

         Alton J. Brann

                                                         [LOGO OF WESTERN ATLAS]
--------------------------------------------------------------------------------


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1997

The Annual Meeting of Shareholders of Western Atlas Inc., a Delaware corporation, will be held at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, on Tuesday, May 13, 1997, at 11:00 a.m. for the following purposes:

 .To elect three Class III directors for a three-year term and until their successors are elected and qualified.

 .To ratify the appointment of independent auditors for the fiscal year ending
  December 31, 1997.

 .To approve the Western Atlas Inc. 1996 Employee Stock Purchase Plan.

 .To consider and vote upon a proposal submitted by certain shareholders concerning elimination of the classified Board of Directors, as set forth in the proxy statement.

 .To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on March 21, 1997, are entitled to receive notice of and to vote at the meeting. A complete list of such shareholders will be open for examination by any shareholder for any purpose germane to the meeting at the offices of the Company at 360 North Crescent Drive, Beverly Hills, California, for a period of ten days prior to the meeting.

If you do not plan to attend the meeting in person, you are urged to vote, sign, date, and mail the enclosed proxy immediately. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.

                                          By order of the Board of Directors,

                                          /s/ Virginia S. Young

                                              Virginia S. Young
                                          Vice President and Secretary

March 28, 1997
Beverly Hills, California

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
General...................................................................   1

Voting at the Meeting.....................................................   1

Proxies and Proxy Solicitation............................................   2

Matters to be Considered at the Annual Meeting............................   2

Item One. Election of Directors...........................................   2

  Nominees for Directors..................................................   3

  Directors Continuing in Office..........................................   4

Meetings and Committees of the Board......................................   5

Directors' Compensation and Retirement Policies...........................   6

Item Two. Ratification of Appointment of Independent Auditors.............   8

Item Three. Proposal to Approve the 1996 Employee Stock Purchase Plan.....   8

Item Four. Shareholder Proposal Regarding Classified Board................  12

Additional Information for Shareholders...................................  13

Executive Compensation....................................................  13

Employment and Change in Control Arrangements.............................  18

Retirement Benefits.......................................................  20

Indebtedness of Management to the Company.................................  26

Certain Transactions......................................................  26

Report of the Compensation Committee on Executive Compensation............  27

Stock Performance Graph...................................................  33

Security Ownership of Certain Beneficial Owners of Common Stock...........  34

Filing of Reports under Section 16(a) of the Exchange Act.................  36

Shareholder Proposals for 1998 Annual Meeting.............................  36

Exhibit A--Western Atlas Inc. 1996 Employee Stock Purchase Plan........... A-1

                              WESTERN ATLAS INC.
            360 NORTH CRESCENT DRIVE, BEVERLY HILLS, CA 90210-4867

March 28, 1997

                                PROXY STATEMENT

GENERAL.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Western Atlas Inc. ("Western Atlas" or the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on May 13, 1997, and at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement is first being mailed to shareholders on or about March 28, 1997.

The Company was incorporated in 1984 and operated as a subsidiary of Litton Industries, Inc. ("Litton"), until March 17, 1994, when Litton effected a pro rata distribution of all of the Company's outstanding shares of common stock to the holders of Litton common stock on a one-for-one basis (the "Distribution"). The Company has operated as an independent publicly-held entity since the Distribution.

This proxy statement is accompanied by the Company's 1996 Annual Report to Shareholders (which does not constitute a portion of the proxy soliciting material).

VOTING AT THE MEETING.

The record date for voting at the Annual Meeting is the close of business on March 21, 1997. On the record date, the Company had outstanding 53,677,590 shares of its common stock, par value $1 per share ("Common Stock" or "Western Atlas Common Stock"), not including treasury shares, which may not be voted. The holders of the outstanding Common Stock, which is the only outstanding class of voting security of the Company, will be voting on all matters currently scheduled to be acted upon at the 1997 Annual Meeting, with each share entitled to one vote.

The holders of a majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting of Shareholders will constitute a quorum for the transaction of business at the meeting. The inspector of election appointed for the meeting will determine the existence of a quorum and will tabulate the votes cast at the meeting. Shareholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other matters that may come before the meeting. Shares for which authority is withheld or for which abstentions are indicated will be counted as present for purposes of determining if a quorum is present. Directors are elected by a plurality of the shares represented in person or by proxy at the meeting; votes withheld will be excluded entirely from the vote and will have no effect. The other three matters expected to come before the meeting (identified as Items Two, Three, and Four in this proxy statement) require the approval of a majority of the shares represented in person or by proxy; and, therefore, abstentions will have the effect of a negative vote on these matters. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter, under applicable Delaware law those shares will be counted as present for purposes of determining the presence of a quorum, but will not be counted as votes cast on the matter and will have no effect on the outcome of the vote on such matter.

PROXIES AND PROXY SOLICITATION.

All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted for the election of the three nominees named below under "ITEM ONE. ELECTION OF DIRECTORS," in favor of the ratification of the selection of Deloitte & Touche LLP as the Company's LLP independent auditors for 1997, for approval of the Western Atlas Inc. 1996 Employee Stock Purchase Plan, and against the proposal submitted by certain shareholders as set forth on pages 12-13 of this proxy statement. If any other matters, not presently anticipated, are properly presented at the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to ChaseMellon Shareholder Services, Attention: Norma Cianfaglione, 600 Willowtree Road, Leonia, New Jersey 07605) or, if a shareholder is present at the meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

In addition to solicitation by mail, certain directors, officers, and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, telegram, facsimile transmission, or electronic mail. The Company intends to reimburse brokerage firms, banks, and other holders of record for their reasonable out-of-pocket expenses in forwarding proxy material to the beneficial owners of Common Stock or otherwise in connection with this solicitation of proxies. The Company has retained Georgeson & Company Inc. to assist in the solicitation for a fee of $8,500, in addition to reimbursement by the Company of the expenses and disbursements of that firm.

                MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ITEM ONE. ELECTION OF DIRECTORS.

The Board of Directors currently has seven members. The Board is divided into three classes, with each director normally elected to serve for a three-year term and one full class of directors to be elected at each Annual Meeting.

Paul Bancroft, III, Alton J. Brann, and William C. Edwards, incumbent Class III directors whose terms are currently scheduled to expire at the 1997 Annual Meeting, have been nominated for re-election as Class III directors for three-year terms.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF MESSRS. BANCROFT, BRANN, AND EDWARDS.

Set forth below is information regarding the age, business experience, and Board Committee membership as of March 14, 1997, of the nominees for election, as well as information about the directors whose terms of office do not expire this year. Each nominee has consented to being named as such in this proxy statement and has agreed to serve if elected. If, as a result of circumstances not presently known, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select, or the number of authorized directors may be reduced.

NOMINEES FOR DIRECTORS.

-------------------------------------------------------------------------------
Class III. To serve until the annual election of directors in 2000 or until their successors are elected and qualified.

-----------------------------------------------------------------------------------------------------------------------
[PHOTO OF PAUL BANCROFT, III]             PAUL BANCROFT, III, age 67. Independent venture capitalist and consultant. Director of the Company since 1994. Chair of the
                                          Compensation Committee and member of the Audit and Compliance
                                          Committee and the Nominating Committee.

                                          Mr. Bancroft was President, Chief Executive Officer, and a
                                          director of Bessemer Securities Corporation from 1976 until 1988.
                                          He is a director of several investment funds sponsored by
                                          Scudder, Stevens and Clark, Inc.

------------------------------------------------------------------------------------------------------------------------

 [PH0TO OF ANTON J. BRANN]                ALTON J. BRANN, age 55. Chairman of the Board and Chief Executive
                                          Officer of Western Atlas and Director of the Company since 1994.
                                          Member of the Executive Committee and the Nominating Committee.

                                          Mr. Brann was elected President of Litton in 1990 and became its
                                          Chief Executive Officer in 1992, which positions he held until the date of the Distribution. Mr. Brann is a director and
                                          Chairman of the Executive Committee of the Board of Litton and is a member of the Board of Overseers of the Executive Council on Foreign Diplomacy, the
                                          Board of the Petroleum Equipment Suppliers Association (PESA), the Board of
                                          the U.S.-Russia Business Council, the Board of the United States-Kazakhstan
                                          Council and the Board of the National Association of Manufacturers. Mr. Brann
                                          is also a member of the President's Cabinet of California Polytechnic State
                                          University at San Luis Obispo, the California Business Higher Education Forum,
                                          the Optical Society of America, the Institute of Navigation, the Society of
                                          Petroleum Engineers, the Board of Directors of the Los Angeles World Affairs
                                          Council, and the Board of Governors of Town Hall Los Angeles. He is a trustee of the Manufacturers Alliance and a senior member of the Institute of
                                          Electrical and Electronics Engineers.


------------------------------------------------------------------------------------------------------------------------
[PHOTO OF WILLIAM C. EDWARDS]             WILLIAM C. EDWARDS, age 68. Venture capital investor; partner of Bryan & Edwards since 1968 and general partner of Ritter Partners and
                                          Banner Partners, venture capital partnerships, since 1962. Director of the
                                          Company since 1994. Chair of the Nominating Committee and member of the Audit and Compliance Committee and the Compensation Committee.

                                          Mr. Edwards is Chairman of the Board of Xeruca Corporation and
                                          a director of Trust Company of the West and CellNet Data Systems. He is also a director and treasurer of Population Action International and a member of the
                                          Board of Governors of the San Francisco Symphony. Mr. Edwards is a member of the Advisory Committee of the Stanford Center for Economic Policy Research and
                                          the Board of Overseers and Executive Committee of the Hoover Institution at
                                          Stanford University and is an Associate with the Stanford Center for
                                          International Security and Arms Control. He is an emeritus trustee of Scripps
                                          College and the Deerfield Academy.



DIRECTORS CONTINUING IN OFFICE.
------------------------------------------------------------------------------------------------------------------------
Class I. To serve until the annual election of directors in 1998 or until their successors are elected and qualified.
------------------------------------------------------------------------------------------------------------------------
[PHOTO OF CLAIRE W. GARGALLI]             CLAIRE W. GARGALLI, age 54. Vice Chairman, Diversified Search
                                          and Diversified Health Search Companies (executive search
                                          consultants) since 1990. Director of the Company since 1994.
                                          Chair of the Audit and Compliance Committee and member of the
                                          Compensation Committee and the Nominating Committee.

                                          Ms. Gargalli served as President and Chief Operating Officer of
                                          Equimark between 1984 and 1990. During that period she also served as Chairman and Chief Executive Officer of Equimark's two principal subsidiaries, Equibank and Liberty Bank. Ms. Gargalli is a director of
                                          Praxair, Inc. and of Renal Treatment Centers, Inc. She is also a trustee of
                                          Carnegie Mellon University, of Middlebury College, and of Allegheny University
                                          of the Health Sciences.
------------------------------------------------------------------------------------------------------------------------
[PHOTO OF ORION L. HOCH]                  ORION L. HOCH, age 68. Chairman of the Executive Committee of
                                          the Board of Directors of Western Atlas since 1994. Director of the Company since 1994. Member of the Nominating Committee.

                                          Dr. Hoch became President and Chief Operating Officer of Litton in 1982, served as its Chief Executive Officer from 1986
                                          through 1992, and was Chairman of the Board of Litton from 1988 to the date of the Distribution. He is a director and Chairman
                                          Emeritus of Litton and a director of Bessemer Trust Company, Woodbridge, New
                                          Jersey, and of Bessemer Trust Company, N.A., New York. Dr. Hoch is also a trustee of Carnegie Mellon University.



DIRECTORS CONTINUING IN OFFICE (CONTINUED).
-----------------------------------------------------------------------------------------------------------------------
Class II. To serve until the annual election of directors in 1999 or until their successors are elected and qualified.
------------------------------------------------------------------------------------------------------------------------
[PHOTO OF JOSEPH T. CASEY]                JOSEPH T. CASEY, age 65. Consultant to Western Atlas since
                                          October 1, 1996. Director of the Company since 1994. Member of the Executive Committee and the Nominating Committee.

                                          Mr. Casey served as Vice Chairman and Chief Financial Officer of the Company from the date of the Distribution to his
                                          retirement on September 30, 1996, and prior thereto held the same positions at Litton since 1988. He is a director of Litton and is a trustee of Claremont McKenna College and of the Don Bosco Technical
                                          Institute.
------------------------------------------------------------------------------------------------------------------------
[PHOTO OF STEVEN B. SAMPLE]               STEVEN B. SAMPLE, age 56. President of the University of
                                          Southern California since 1991. Director of the Company since
                                          1994. Member of the Audit and Compliance Committee, the
                                          Compensation Committee, and the Nominating Committee.

                                          From 1982 to 1991 Dr. Sample was president of the State
                                          University of New York at Buffalo. He is a director of the
                                          Presley Companies, the Santa Catalina Island Company, Rebuild
                                          L.A., and the Galaxy Institute for Education. Dr. Sample is a trustee of the
                                          University of Southern California, the Los Angeles Educational Alliance for
                                          Restructuring Now (L.E.A.R.N.), and the Regenstreif Medical Foundation and
                                          Institute. He is also a member of the Los Angeles World Affairs Council and the Council on Foreign Relations in New York, and he is the founder and member of the Board of Governors of the Los Angeles Annenberg Metropolitan Project
                                          (LAAMP).


MEETINGS AND COMMITTEES OF THE BOARD.

The Board of Directors of the Company met eight times during 1996 with an average attendance of 98.2%. The Board also acted twice by unanimous written consent. The Board has four standing committees. Membership on these committees is indicated in the preceding biographical information.

AUDIT AND COMPLIANCE COMMITTEE. The Audit and Compliance Committee consists of four directors, none of whom is an employee of the Company. The Committee, which met five times in 1996, reviews and makes inquiries, as it deems appropriate, with respect to the scope and results of the audit by the Company's outside auditors, the activities of the Company's internal auditors, and the adequacy of the Company's system of internal controls and procedures. The Committee proposes the appointment of the outside auditors, subject to approval by the Board and ratification by the shareholders, and approves fees paid for services (including any nonaudit services) rendered by such auditors. The Audit and Compliance Committee reviews the implementation and monitoring of compliance with the Standards of Conduct of the Company; and the Committee is empowered, in connection with such function, to evaluate the reportable interests questionnaires completed by certain Company employees to determine if possible conflicts of interest exist or possible violations of corporate policy have occurred, to consider other possible conflict of interest situations brought to the attention of the Committee, and to make appropriate recommendations with respect to such matters.

COMPENSATION COMMITTEE. The Compensation Committee is composed of four nonemployee directors. The Committee establishes policies for executive compensation and approves the remuneration of all officers of the Company. The Committee administers the Company's 1993 Stock Incentive Plan, 1995 Incentive Compensation Plan (including the establishment of the individual performance goals thereunder), Individual Performance Award Plan, incentive loan program, 1996 Employee Stock Purchase Plan, and certain other compensation and retirement arrangements. The Committee, which met three times and acted twice by unanimous written consent in 1996, also reviews and makes recommendations with respect to other compensation plans and policies of the Company.

EXECUTIVE COMMITTEE. The Executive Committee, which consists of three directors, has all powers which may be lawfully delegated to it under Delaware law. In general, such powers include supervision of the management of all business of the Company except for matters which by law specifically require the action of the full Board of Directors or of the shareholders. During 1996 the Executive Committee held no meetings but acted by unanimous written consent on nine occasions.

NOMINATING COMMITTEE. The Nominating Committee, which presently is composed of all seven directors of the Company, recommends possible candidates to fill vacancies on the Board of Directors and reviews the qualifications of candidates recommended by others, including candidates recommended by shareholders of the Company. Any recommendations of possible candidates from shareholders should be sent to the Secretary of the Company and should include the agreement of the recommended candidate to serve if nominated and elected. The Nominating Committee did not meet during 1996.

DIRECTORS' COMPENSATION AND RETIREMENT POLICIES.

Directors who are employees of the Company are not paid any fee or additional remuneration for services as members of the Board or any committee thereof. Directors who are not employees of the Company are paid an annual fee for Board service of $27,500, payable in quarterly installments, and an attendance fee of $1,500 for each Board meeting attended. A nonemployee director serving as a member of the Executive Committee receives an additional annual fee of $6,000, payable in quarterly installments; however, if the nonemployee director is Chairman of the Executive Committee, such annual fee is $15,000. Each nonemployee director receives a fee of $1,500 for attending each meeting of a Board committee of which the director is a member, other than the Executive Committee; however, if a nonemployee director serves as Chair of a Board committee, other than the Executive Committee, the attendance fee of such Chair for each meeting of the relevant committee is $2,500. Directors are reimbursed for travel and other expenses incurred for the purpose of attending meetings of the Board and its committees.

Dr. Hoch has acted as a consultant and advisor to the Compensation Committee without the power to vote or otherwise exercise authority with respect to any matter considered. Dr. Hoch is paid a fee of $1,500 for each meeting of the Compensation Committee he attends pursuant to the Committee's request.

Pursuant to the Western Atlas Inc. Deferred Compensation Plan for Directors, any director of the Company may defer his or her annual fee for Board service, fees earned for attendance at meetings of the Board or any committee thereof, and fees earned for serving as Chairman or a member of the Executive Committee. Amounts deferred bear interest at the prime rate as in effect on the first business day of each calendar quarter. Payments of deferred amounts, including accrued interest, will be paid in the number of annual installments requested by the director, commencing after the director ceases to be a member of the Board; provided that upon the occurrence of certain events resulting in a change in control of the Company, all such amounts will become immediately due and payable in a lump sum.

Under the terms of the Western Atlas Inc. Director Stock Option Plan, directors who are not employees of the Company or any subsidiary thereof automatically receive annual grants of options to purchase shares of Western Atlas Common Stock at the fair market value of such stock on the date of grant. Pursuant to this plan, each incumbent director of the Company, except Messrs. Brann and Casey, received options to purchase 2,000 shares of Common Stock on May 8, 1996, at a purchase price of $57.81 per share, the then prevailing market price. Subsequent option grants to each outside director, expected to occur in May of 1997 and each year thereafter, will also cover 2,000 shares of Common Stock; however, any person who joins the Board subsequent to the date of the preceding grant of options under such plan (and who was not an employee of the Company subsequent to such preceding grant date) will receive an initial grant of options to purchase 10,000 shares. All options granted under the Western Atlas Inc. Director Stock Option Plan become fully exercisable on the first anniversary of the grant thereof if the optionee is then an active member of the Board or an advisory director; however, if a director dies or becomes permanently disabled while serving on the Board, or if the director retires pursuant to the policy for mandatory retirement of directors described below, then all options held by such director become exercisable in full. In addition, if any of certain events resulting in a change in the control of the Company occurs, then all options granted under this plan become fully exercisable.

The Company has a policy establishing the mandatory retirement date of each member of the Board as the date of the Annual Meeting of the Shareholders of the Company next following his or her 72nd birthday.

Under the retirement program for directors, upon retirement from the Board at or after age 65, or upon his or her death after attaining age 65 while serving as a nonemployee director, each such director of the Company (or, in the case of death, his or her surviving spouse) is entitled to receive an annual fee, for the period set forth below, equal to the annual fee paid to active members of the Company's Board of Directors as such fee is in effect from time to time (but in no event less than the annual fee in effect on the date of the next Annual Meeting of Shareholders following the retirement date of the director or the date of his or her death, if earlier). In the event of the resignation or removal of a director or his or her failure to be re-elected a director prior to the date of his or her 65th birthday, in connection with and as the result of a change in the control of the Company, such director shall thereafter be entitled to receive the annual fee in effect for members of the Board for the year immediately prior to such change in control. In the case of either the fee payable upon retirement (or death) or the fee payable in connection with a change in the control of the Company, payment of the fee to a director shall continue for a period of time equal to the shorter of (1) ten years or (2) the number of years the director served as a member of the Board of Directors of the Company or as an advisory director plus, with respect to the period prior to the Distribution, the number of years, or any portion thereof, that the director served as a nonemployee director or advisory director of Litton; provided, however, that in the event the director dies prior to the end of such period of time, such payments shall be made to his or her surviving spouse, if any, for the remainder of such period, but shall in no event continue beyond the death of the surviving spouse (or beyond the death of the director if not survived by a spouse).

For information concerning amounts paid to Mr. Casey subsequent to his retirement from the Company as Vice Chairman and Chief Financial Officer pursuant to a consulting agreement and as a pension benefit, see the information under the captions "Restoration Plan" and "Certain Transactions" on pages 21 and 26-27.

ITEM TWO. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

At its meeting on February 19, 1997, the Board of Directors of the Company, upon recommendation of its Audit and Compliance Committee, approved the appointment of Deloitte & Touche LLP as independent auditors for the Company for the 1997 fiscal year, subject to ratification by the shareholders at the Annual Meeting. This accounting firm has served as independent auditors of the Company continuously since the Distribution and is familiar with the business and operations of the Company.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders. Such representatives will be offered the opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

ITEM THREE. PROPOSAL TO APPROVE THE 1996 EMPLOYEE STOCK PURCHASE PLAN.

The shareholders are asked to consider and vote upon a proposal to approve the adoption of the Company's 1996 Employee Stock Purchase Plan (the "Plan"). The Plan was adopted by the Board of Directors on June 19, 1996, and was implemented on September 1, 1996. The Plan is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), thus affording participants the favorable U.S. income tax treatment described below. A summary of the principal features of the Plan follows and is qualified in its entirety by reference to the specific provisions of the Plan set forth as Exhibit A to this proxy statement.

The Board of Directors believes that broad participation by the employees in ownership of the Company's Common Stock is extremely valuable. The purpose of the Plan is to provide eligible employees with a convenient means of acquiring Common Stock at a discount from the market price through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company, and to provide an incentive for continued employment.

A total of 2,500,000 shares of Common Stock has been reserved for issuance under the Plan, subject to adjustment as set forth below. Any full-time employee of the Company or of a subsidiary of the Company which has been designated by the Board of Directors as a participating subsidiary who has completed at least a year in the employ of the Company or its subsidiaries is eligible to participate in the Plan.

The Plan will be administered by a Committee (the "Committee") selected by the Board of Directors, consisting of at least two members, who need not be members of the Board and who may be eligible to participate in the Plan. The Plan is presently administered by the Compensation Committee of the Board.

Unless otherwise determined by the Committee or the Board of Directors, offering periods under the Plan will commence on January 1 and July 1 of each calendar year and have a duration of six months; however, the initial offering period under the Plan was a four-month period which commenced on September 1, 1996. Prior to the commencement of each offering period, an eligible employee may subscribe to purchase shares of Common Stock at a price per share which will be the lower of 85% of the fair market value of the Common Stock on the first day of the offering period or 85% of the fair market value on the last day of the offering period. Fair market value on a given date is the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape. If there is no reported sale price for the Common Stock on such date, then the fair market value shall be measured on the preceding trading day for which such reported sale price is available.

An eligible employee may elect to have deductions made from his or her compensation for the purpose of purchasing shares under the Plan in 1% increments of not more than 8% of compensation. For this purpose compensation includes all base salary, wages, cash bonuses, and overtime. No participant may contribute more than $21,250 for purchase of shares under the Plan in any one calendar year. A participant may reduce, but not increase, the percentage of compensation which is deducted under the Plan at any time during the offering period, but such reduction may be made only once during any offering period. However, a participant may always reduce his or her participation level to zero or withdraw from the Plan.

A participant may withdraw from the Plan at any time on or before the 15th day of the last month of an offering period. A participant who withdraws will receive a refund, without interest, of all deductions which have not been applied to the purchase of Common Stock. A participant who files a withdrawal request after the 15th day of the last month of the offering period will have his or her contributions applied to the purchase of Common Stock on the last day of the offering period.

In the event a participant's employment terminates for any reason (including death or disability) on or before the 15th day of the last month of the offering period, such participant's right to purchase Common Stock under the Plan will terminate immediately, and his or her payroll deductions not yet applied to the purchase of Common Stock will be returned. If termination of employment occurs after the 15th day of such month, the participant's payroll deductions credited to his or her account with the Plan will be utilized for the purchase of Common Stock. A participant will not be deemed to have terminated employment if the participant is on a leave of absence which has been approved by the Committee.

Amounts deducted from a participating employee's compensation will accumulate during an offering period and be applied to the purchase of full and fractional shares on the last day of the offering period at the applicable price described above. All full and fractional shares will be credited to a separate investment account for each employee with an independent financial institution. Until the tax holding period described below has been satisfied, shares may be sold only through the brokerage facilities provided by such financial institution.

No employee will have the right to purchase shares under the Plan in any calendar year if the fair market value of shares to be so purchased (determined as of the first day of each offering period), when added to the fair market value of all other shares which such employee has the right to purchase under the Plan or other plans that would qualify as employee stock purchase plans under Section 423 of the Code, exceed $25,000. Further, no employee will be permitted to purchase shares of Common Stock under the Plan in any calendar year if the number of shares which such employee then owns (as determined under the rules of Section 424(d) of the Code), or has the right or option to purchase, plus the number of shares to which he or she wishes to subscribe, would represent 5% or more of the total number of shares of the Company's Common Stock outstanding.

Rights under the Plan are not transferable by a participating employee and may be exercised only by the employee during the employee's lifetime.

In the event that the number of shares subscribed for in any offering period exceeds the number of shares of Common Stock remaining available for issuance under the Plan, subscriptions will be reduced pro rata in as uniform a manner as is reasonably practicable. The Company's shareholders or the Board may suspend or terminate the Plan at any time. Unless the Plan is terminated prior thereto by the shareholders or the Board, the Plan shall terminate on December 31, 2006.

If the Plan is approved by the shareholders at the Annual Meeting, in the opinion of counsel it will meet the requirements of Section 423 of the Code. Under these circumstances, no income tax consequences arise until a participating employee disposes of the stock acquired under the Plan. If he or she disposes of the stock more than two years after the first day of the offering period in which the stock was purchased and more than one year from the date of purchase of those shares or if he or she dies while still owning the stock, an amount equal to the lesser of (i) the excess of the fair market value of such stock at the time of disposition or death over the purchase price or (ii) 15% of the fair market value of such stock at the beginning of the offering period, will be ordinary income. The excess, in the event of disposition, of the sale price over the sum of the amount recognized as ordinary income plus the purchase price will be capital gain. However, if the disposition results in a loss, there will be no recognition of ordinary income, and the participating employee will have a capital loss equal to the difference between the sale price and the purchase price.

If the participating employee disposes of the stock within two years after the first day of the offering period in which the stock was purchased or within one year from the date of purchase of those shares, he or she must recognize ordinary income on any difference between the purchase price and the market value of the stock at the time of purchase, whether or not the stock has increased or decreased in value thereafter. Capital gain or loss rules then apply (long- or short-term depending on how long the stock was held) to any change in market value between the date of purchase and the date of any sale. For tax purposes, "disposition" includes not only a sale, but also a gift. In the event of a disposition within two years from the first day of the offering period in which the stock was purchased or within one year from the date of purchase, the Company will be entitled to a deduction equal to the amount taxable to the employee as ordinary income.

In the event of any stock split, stock dividend, spinoff, combination or exchange of shares, merger, consolidation, reorganization, recapitalization, distribution to shareholders other than a normal cash dividend, or other change in corporate structure or capitalization affecting the Common Stock, the Committee shall make equitable adjustment in the number, kind, and price of shares issuable under the Plan. The shareholders or the Board of Directors may at any time amend the Plan, provided that any amendment adopted by the Board will require shareholder approval if (a) the amendment will increase the aggregate number of shares which may be issued under the Plan or (b) failure to obtain shareholder approval of the amendment would cause the Plan to fail to qualify under Section 423 of the Code.

In the event the shareholders fail to approve the Plan at the Meeting, the Plan shall thereupon terminate; all outstanding rights to purchase shares of Common Stock shall be canceled and cease to be in effect; and all amounts deducted from the compensation of participants and not applied to the purchase of Common Stock shall be refunded without interest. In addition, without shareholder approval of the Plan, the favorable tax treatment described above would not be available in the case of shares purchased by employees during the initial offering period which ended on December 31, 1996.

There were approximately 9,000 employees who were eligible to participate in the Plan as of March 14, 1997, at which time the closing sale price of a share of Common Stock was $60.25. The following table sets forth the number of shares of the Common Stock purchased during 1996 under the Plan and the purchase price paid for those shares by the persons and groups listed.

            BENEFITS UNDER THE EMPLOYEE STOCK PURCHASE PLAN IN 1996


                                             NUMBER OF
        NAME OR IDENTITY OF GROUP         SHARES PURCHASED     PURCHASE PRICE ($)
   ------------------------------------------------------------------------------
    Alton J. Brann                                205               51.7969
    Orval F. Brannan                              149               51.7969
    Norman L. Roberts                             151               51.7969
    John R. Russell                               202               51.7969
    All executive officers as a group             707               51.7969
    All employees as a group
     (excluding executive officers)            36,268               51.7969


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN.

ITEM FOUR. SHAREHOLDER PROPOSAL REGARDING CLASSIFIED BOARD.

The Company has been advised that John J. Gilbert, who states he is the owner of 20 shares of the Company's Common Stock, and/or Margaret and/or John Gilbert as executors of the Estate of Lewis D. Gilbert, which is stated to own 20 shares of the Company's Common Stock, and/or Harold J. Mathis, who is stated to be the owner of 200 shares of the Company's Common Stock and to represent Central Gulf Marine, which is stated to be the owner of 100 shares of the Company's Common Stock, intend to present for action at the Annual Meeting the following proposal:

"RESOLVED: That the stockholders of Western Atlas Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

The following is the statement submitted by the proponents in support of this proposal:

"ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industries, Hanover Direct and others. Ameritech is one of the latest to end theirs. We believe that Western Atlas should follow their example.

"A few years ago may [sic] resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. At the Lockheed-Martin merger the stagger system was ended and also at a special meeting of First Commerce Corporation in 1995. Further, Alleghany Power System tried to put in a stagger system, as well as take away cumulative voting, and the stockholders defeated it, showing stockholders are interested in their rights.

"In the merger of NYNEX into Bell Atlantic the annual election of directors, instead of the stagger system that NYNEX had, will be adopted.

"Because of the normal need to find new directors and because of environmental problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors and having cumulative voting is the answer.

"Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling French insurance company not wanting it, they now do not have a staggered board.

"Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

"If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

THE COMPANY'S BOARD OF DIRECTORS OPPOSES THE PROPOSAL SUBMITTED BY THESE SHAREHOLDERS FOR THE FOLLOWING REASONS:

The Board of Directors believes that the classified board, which has been a feature of the Company's corporate governance procedures since Western Atlas became an independent public company in 1994, facilitates the ability of the Company to make plans for a reasonable period into the future and gives a certain degree of continuity to the planning and management process. The classified board assures that the Board will at all times include several directors who have had prior experience in the management of the Company's business and affairs. Board classification is also intended to encourage any third party which might seek to acquire control of the Company to negotiate with the Board of Directors (rather than inaugurating an election contest or unsolicited bid), and this should help give the Board time to evaluate any proposal and seek the most favorable result for the Company's shareholders.

The Company's Certificate of Incorporation requires the vote of 80% of the outstanding shares to eliminate the classified board. Therefore, the adoption of the shareholder proposal set forth above would not cause the elimination of the Company's classified board, nor would it permit the Board of Directors to eliminate the classified board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL SET FORTH ABOVE.

                    ADDITIONAL INFORMATION FOR SHAREHOLDERS

EXECUTIVE COMPENSATION.

SUMMARY COMPENSATION TABLE.

The following table presents a summary of compensation paid or awarded to (or accrued for services by) those individuals who were the five most highly compensated executive officers at December 31, 1996 (the "Named Executive Officers"). The table shows amounts earned by such persons in all capacities in which they served during the past three years.

Joseph T. Casey retired as an executive officer on September 30, 1996, and the compensation shown for him for 1996 was paid for services rendered prior to that date. Mr. Casey is included in the table in accordance with applicable regulations of the Securities and Exchange Commission ("SEC"), since the amount of such compensation would have caused him to be one of the five highest paid executive officers at December 31, 1996, if he had not retired during the fiscal year.

                          SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION    LONG TERM COMPENSATION
                           ---------------------------------------------------
                                                       AWARDS      PAYOUTS
                                  I           II         III          IV            V
                          ----------------------------------------------------
                                                     SECURITIES      LTIP       ALL OTHER
   NAME AND PRINCIPAL          SALARY        BONUS   UNDERLYING    PAYOUTS     COMPENSATION
        POSITION         YEAR    ($)        ($)(a)   OPTIONS (#)    ($)(b)        ($)(c)
-------------------------------------------------------------------------------------------
  Alton J. Brann         1996   687,030      928,125      50,000           -0-    17,382
   Chairman of the       1995   649,065      669,638      50,000           -0-    17,130
   Board and Chief       1994   573,092      625,000     175,000           -0-   157,994
   Executive Officer
-------------------------------------------------------------------------------------------
  Orval F. Brannan       1996   306,398      277,200      17,000           -0-   125,898
   Senior Vice           1995   298,320      290,000      20,000           -0-    69,985
   President             1994   277,981      232,000      25,000     1,109,500    49,704
-------------------------------------------------------------------------------------------
  Joseph T. Casey        1996   315,577      412,500         -0-           -0-    14,924
   Former Vice           1995   387,032      401,782      30,000           -0-    16,131
   Chairman and          1994   396,646      375,000      50,000           -0-   212,200
   Chief Financial
   Officer
-------------------------------------------------------------------------------------------
  Norman L. Roberts
   Senior Vice           1996   295,846      292,887      15,000           -0-     9,057
   President and         1995   285,774      220,455      15,000           -0-    10,090
   General Counsel       1994   267,027      210,000      25,000           -0-    39,289
-------------------------------------------------------------------------------------------
  John R. Russell        1996   414,344      450,000      30,000           -0-   130,078
   Executive Vice        1995   386,556      468,750      30,000           -0-    90,393
   President and Chief   1994   360,176      375,000      50,000     1,607,196    67,596
   Operating Officer
   of Oilfield Services
-------------------------------------------------------------------------------------------
  Clayton A. Williams    1996   257,500      321,875      25,000           -0-    45,540
   Senior Vice           1995    15,385(d)       -0-      12,000           -0-       -0-
   President

(a) Bonuses awarded to the Named Executive Officers, with respect to 1996 were paid as follows: an amount equal to 50% of the recipient's annual base pay in effect on January 1, 1996, was paid in February, 1997, and the remainder will be paid one year later provided the recipient is then in the employ of the Company, or has terminated employment by reason of death, disability, or retirement or is on an approved leave of absence. Where a bonus exceeded 100% of the recipient's base pay at January 1, 1996, an amount equal to one half of such base pay was paid in February, 1997; and, subject to satisfaction of the conditions set forth in the preceding sentence, an additional amount equal to 50% of such base pay will be paid in February, 1998; and the remainder, in February, 1999. The full amount of Mr. Casey's bonus, awarded subsequent to his retirement, was paid in February, 1997.

(b) Included in this column for 1994 is the difference between (i) the amount paid by each of Messrs. Brannan and Russell for shares of the common stock of Western Atlas International, Inc. ("WAII"), purchased under the WAII 1988 Restricted Stock Purchase Plan and (ii) the amount paid to each such individual for these shares in connection with the repurchase thereof by WAII in 1994, which amounts in both cases were determined by the Board of Directors of WAII to represent the fair market value thereof. All shares of WAII common stock outstanding under this plan were repurchased by WAII in 1994, whereupon the plan was terminated.

(c) Included in this column for 1996 are the following: (i) Company contributions of $90,225, and $130,078 for the 1996 plan year to the respective accounts of Mr. Brannan and Mr. Russell in the defined contribution plans of WAII described in "Retirement Benefits--WAII Profit Sharing Plan" and "Retirement Benefits--WAII Benefit Restoration Plan";
    (ii) present value costs of the Company's portion of 1996 premiums for split-dollar life insurance for Mr. Brann, Mr. Brannan, and Mr. Casey, respectively, of $1,936, $924, and $4,506; (iii) the amount of $2,793 representing premiums paid by the Company with respect to the participation in the Company's Executive Medical Plan of each of Messrs. Brann, Casey, and Roberts; (iv) the following amounts representing interest imputed to and taxable to the holder of loans from the Company:
    Mr. Brann, $10,903, Mr. Casey, $5,875, and Mr. Roberts, $4,514; (v)
    Company matching contributions of $1,750 made to the respective accounts of Messrs. Brann, Casey, and Roberts under the Company's 401(k) plan described on pages 20-21; (vi) the amount of $26,892 paid by WAII for the rental of temporary housing for Mr. Brannan in London, England, immediately following his relocation to that city and the amount of $7,857 paid as an installment of an annual foreign pay differential to which Mr. Brannan will be entitled so long as his place of employment with WAII remains in London; and (vii) the amount of $45,540 paid to Mr. Williams as relocation expenses and relocation bonus in connection with his move from San Francisco to the Detroit area in December, 1995, to assume the position of Group Executive for the Company's Manufacturing Systems Operations.

(d) Represents salary paid to Mr. Williams from the date of his employment by the Company, December 9, 1995, through December 31, 1995.

STOCK OPTION INFORMATION.

The following table shows stock option grants under the Western Atlas Inc. 1993 Stock Incentive Plan during 1996 to the Named Executive Officers.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                       -----------------------------------------------
                         NUMBER OF    PERCENTAGE OF
                         SECURITIES   TOTAL OPTIONS                     GRANT DATE
                         UNDERLYING    GRANTED TO   EXERCISE             PRESENT
                          OPTIONS     EMPLOYEES IN   PRICE   EXPIRATION   VALUE
        NAME           GRANTED (#)(a)  FISCAL YEAR   ($/SH)     DATE      ($)(b)
----------------------------------------------------------------------------------
  Alton J. Brann            1,731(c)      0.29%      57.75   8/15/2006     54,653
                           48,269(d)      7.98%      57.75   8/15/2006  1,523,990
----------------------------------------------------------------------------------
  Orval F. Brannan          1,731(c)      0.29%      57.75   8/15/2006     54,653
                           15,269(e)      2.53%      57.75   8/15/2006    482,086
----------------------------------------------------------------------------------
  Norman L. Roberts         1,731(c)      0.29%      57.75   8/15/2006     54,653
                           13,269(f)      2.19%      57.75   8/15/2006    418,940
----------------------------------------------------------------------------------
  John R. Russell           1,731(c)      0.29%      57.75   8/15/2006     54,653
                           28,269(g)      4.68%      57.75   8/15/2006    892,533
----------------------------------------------------------------------------------
  Clayton A. Williams       1,731(c)      0.29%      57.75   8/15/2006     54,653
                           10,269(h)      1.70%      57.75   8/15/2006    324,222

(a) All options granted to the Named Executive Officers were granted at the prevailing market price of the Common Stock on the date of grant. These options permit payment of the exercise price and any withholding tax due upon exercise by the surrender of already owned shares of Common Stock having a fair market value equal to the exercise price or the amount of withholding tax, as the case may be, or payment of withholding tax by applying shares otherwise receivable upon exercise. All such options become immediately exercisable upon the occurrence of certain events resulting in a change in control of the Company, and accelerated vesting schedules become applicable in the event of the death of the optionee while in the employ of the Company. Change in control has the meaning described on pages 18-19 of this proxy statement.

(b) The Black-Scholes model was used to determine the grant date present value of stock options. This method requires the assumption of certain values that affect the option price. The values which were used in this model are the volatility of the Company's stock price and the estimate of the risk-free interest rate. Since the Company does not pay a dividend, no yield on the Common Stock was assumed. For purposes of the model used to value the options in this table, a volatility factor of 26%, determined from historical stock price fluctuations, and a 6.7% risk-free interest rate, determined from market information prevailing on the grant date, were used. No adjustments were made for the nontransferability or risk of forfeiture of the stock options. This model assumed all options are exercised on their respective expiration dates. There is no assurance that these assumptions will prove true in the future. The actual value of the options depends on the market price of the Common Stock at the date of exercise, which may vary from the theoretical value indicated in the table.

(c) Incentive Stock Options. These options become 100% exercisable on the fifth anniversary of the date of grant.

(d) Nonqualified Stock Options. These options become exercisable in four installments of 10,000 shares each on the first through the fourth anniversaries of the date of grant, and in one installment of 8,269 shares on the fifth anniversary of the date of grant.

(e) Nonqualified Stock Options. These options become exercisable in four installments of 3,400 shares each on the first through the fourth anniversaries of the date of grant, and in one installment of 1,669 shares on the fifth anniversary of the date of grant.

(f) Nonqualified Stock Options. These options become exercisable in four installments of 3,000 shares each on the first through the fourth anniversaries of the date of grant, and one installment of 1,269 shares on the fifth anniversary of the date of grant.

(g) Nonqualified Stock Options. These options become exercisable in four installments of 6,000 shares each on the first through the fourth anniversaries of the date of grant, and one installment of 4,269 shares on the fifth anniversary of the date of grant.

(h) Nonqualified Stock Options. These options become exercisable in four installments of 2,400 shares each on the first through the fourth anniversaries of the date of grant, and one installment of 669 shares on the fifth anniversary of the date of grant.

The following table provides information with respect to options to purchase Western Atlas Common Stock exercised by any of the Named Executive Officers during 1996 and with respect to the number and value of unexercised options held by each Named Executive Officer and by Mr. Casey at December 31, 1996.

                      AGGREGATED OPTION EXERCISES IN LAST
               FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(a)

                                            NUMBER OF SECURITIES
                        SHARES             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                       ACQUIRED                  OPTIONS AT          IN-THE-MONEY OPTIONS AT
                          ON      VALUE     DECEMBER 31, 1996(#)      DECEMBER 31, 1996($)
                       EXERCISE REALIZED  ------------------------- -------------------------
       NAME             (#)(b)     ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
---------------------------------------------------------------------------------------------
  Alton J. Brann        12,644    498,880    72,196      273,440     2,605,610    7,440,925
  Orval F. Brannan         -0-        -0-     4,000       58,000       111,740    1,381,210
  Joseph T. Casey       49,400  2,253,317   103,000       69,000     4,767,965    1,950,465
  Norman L. Roberts        -0-        -0-    17,600       59,400       795,780    1,604,768
  John R. Russell        3,400    123,399    33,600      106,400     1,366,758    2,705,763
  Clayton A. Williams      -0-        -0-    26,960       36,040     1,266,758      775,882


(a) The number and value of unexercised options to purchase Western Atlas Common Stock at the end of 1996 are shown in the table. In addition, Messrs. Brann, Casey, Roberts, and Russell held options to purchase shares of Litton common stock, adjusted on account of the Distribution and granted to them prior to the Distribution, as follows:

                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED             IN-THE-MONEY
                            LITTON OPTIONS AT             LITTON OPTIONS AT
                          DECEMBER 31, 1996 (#)         DECEMBER 31, 1996 ($)
                      ----------------------------- -----------------------------
         NAME          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
   -----------------   -----------   -------------   -----------   -------------
   Alton J. Brann              -0-         33,440            -0-         887,569
   Joseph T. Casey          92,000            -0-      2,881,820             -0-
   Norman L. Roberts        14,600          7,400        460,596         233,951
   John R. Russell           7,300          7,400        230,298         233,951

(b) In addition, during 1996 Mr. Brann exercised Litton options to purchase 49,840 shares, thereby realizing $1,388,406; and Mr. Casey exercised Litton options to purchase 49,400 shares, thereby realizing $1,862,054.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

Each of the Named Executive Officers except Mr. Williams has entered into a change in control agreement with the Company (collectively, the "Agreements"). Mr. Casey's Agreement terminated upon his retirement as an executive officer of the Company. The Agreements are operative only upon the occurrence of a change in control, which includes substantially those events described below. Absent a change in control, the Agreements do not require the Company to retain the executives or pay them any specified level of compensation or benefits.

Generally, under the Agreements, a change in control is deemed to have occurred if: (a) a majority of the Board becomes composed of persons other than persons for whose election proxies have been solicited by the Board, or other than persons who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (b) another party becomes the beneficial owner of at least 30% of the Company's outstanding voting stock, other than as a result of a repurchase by the Company of its voting stock; (c) the Company consummates a merger, reorganization, or consolidation with another party (other than certain limited types of mergers) or sells or otherwise disposes of all or substantially all of the Company's assets; or (d) the shareholders approve the liquidation or dissolution of the Company.

Each Agreement provides that for three years after a change in control there will be no adverse change in the executive's salary, bonus opportunity, benefits, or location of employment. If, during this three-year period, the executive's employment is terminated by the Company other than for cause, or if the executive terminates his or her employment for good reason as such terms are defined in the Agreements (including compensation reductions, demotions, relocation, and requiring excessive travel), or voluntarily during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive an accrued salary and annual incentive payment through the date of the termination and, except in the event of death or disability, a lump-sum severance payment equal to three times the sum of the executive's base salary and annual bonus (and certain pension credit and insurance and other welfare plan benefits). Further, an additional payment is required in such amount that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under the Code had been imposed. In the event of termination of employment by reason of death or disability or for cause, the Agreements terminate and the sole obligation of the Company is to pay any amounts theretofore accrued thereunder.

The Company has entered into an employment agreement with Clayton A. Williams whereby Mr. Williams agreed to accept employment with the Company from the period from December 9, 1995, to December 31, 1998, as Group Executive of the Company's Manufacturing Systems Operations. Under this agreement, Mr. Williams is to receive an annual salary of not less than $250,000 and is entitled to participate in the Company's 1995 Incentive Compensation Plan and Individual Performance Award Plan, under which Mr. Williams was awarded the bonus amount for 1996 set forth in the Summary Compensation Table. Mr. Williams was also entitled under the agreement to the grant of options to purchase 25,000 shares of Western Atlas Common Stock at the fair market value on December 11, 1995. In the event of Mr. Williams' termination of employment without cause, he is entitled to receive the remaining installments of base salary payable during the term of the agreement and a pro rata portion of the bonus for which he would have qualified had he remained employed throughout the year of any such termination.

RETIREMENT BENEFITS.

THE FSSP AND RELATED RETIREMENT PLAN.

Messrs. Brann and Roberts participate in the Company's Financial Security and Savings Program (the "FSSP"), a defined contribution plan intended to qualify under Section 401(k) of the Code. Participation in the FSSP is generally available to employees of the U.S. divisions of the Company's industrial automation businesses and employees of the corporate office.

A participant in the FSSP may elect to defer from 2% to 18% of his or her covered compensation for investment in the trust established under the FSSP, but the maximum amount which the employee may contribute to the FSSP for any calendar year is limited by provisions of the Code relating to the maximum amount, as adjusted for inflation, which may be contributed to plans qualified under Section 401(k) of the Code (the "401(k) Maximum Amount"), which was $9,500 for 1996. Deposits of 2% to 4% of the participant's compensation are invested in the FSSP Retirement Fund, while deposits in excess of 4% are invested in one or more investment funds as designated by the participant.

The Company adds to the investment fund account of an FSSP participant an amount (not to exceed 2% of the participant's compensation) equal to 50% of the participant's deposits in excess of 4% of his or her compensation. In the case of employees who are classified as highly compensated pursuant to applicable Treasury releases (those earning over $66,000 for 1996), such employees' permissible contributions may be reduced further and the amount of the employer's matching contributions may be limited if certain nondiscrimination tests set forth in the Code are not achieved. A participant is entitled to receive his or her entire FSSP account, to the extent it has become vested, upon retirement or earlier termination of employment with the Company.

Benefits under the FSSP are intended to supplement benefits under the Company's related retirement plan, which is a defined benefit plan. Although deposits to the FSSP do not comprise part of the retirement plan's trust (except for transfers of assets made at the request of a participant in connection with a distribution, as described below), the extent of an employee's participation in the Retirement Fund of the FSSP will affect the amount of such employee's benefit under the related retirement plan. The employee's contribution to the FSSP of 2% to 4% of his or her gross earnings causes the employee (if eligible to participate in the Company's retirement plan) to become eligible to accrue benefits under such retirement plan. Covered compensation for purposes of both the retirement plans and the FSSP Retirement Fund is aggregate cash compensation including bonuses and commissions but would, in the case of Messrs. Brann and Roberts be limited to $150,000 pursuant to provisions of the Code.

The amount of a participant's annual retirement benefit at his or her normal retirement date (generally age 65) under the Company's defined benefit retirement plan is the higher of (A) 60% of the participant's deposits to the Retirement Fund of the FSSP (during the entire period of his or her employment) or (B) 85% of such deposits minus 75% of the participant's estimated Social Security primary benefit at age 65, with adjustments in the amount of the benefit to take into account factors such as age at retirement, degree of vesting, and form of benefit selected. In the case of Company employees who transferred directly from Litton to the Company, contributions to most of the contributory retirement plans of Litton and to the retirement fund of Litton's 401(k) plan will be included in the computation of a participant's total deposits for purposes of the formula set forth above. The annual retirement benefit at normal retirement age is reduced by the actuarial equivalent of lump sum distributions made (at the request of the participant) of the participant's Retirement Fund account in the FSSP comprised of deposits with earnings (and, if applicable, the participant's Retirement Fund account transferred from Litton's 401(k) plan and the participant's deposits with interest transferred from contributory retirement plans of Litton). Should a participant wish to receive the entire benefit described in the formula set forth above, without any reduction on account of the distribution of the participant's Retirement Fund balance in the FSSP, the participant may direct that such account balance consisting of deposits with earnings be transferred to the retirement plan trust. Such an election would have the effect of converting a potential lump-sum distribution from the defined contribution plan to an increased pension benefit under the defined benefit plan.

RESTORATION PLAN.

The limitations in the Code establishing the 401(k) Maximum Amount cause certain participants in the FSSP to lose Company-provided benefits which they could otherwise have derived from the deposit of a full 8% of their covered compensation to the FSSP. Consequently, the Company has adopted a noncontributory and unfunded plan (the "Restoration Plan") designed to restore the approximate amount of lost employer-provided benefits to those employees who participate in the FSSP to the fullest extent permitted by the applicable Code provisions but who are unable (as a result of the 401(k) Maximum Amount limitation) to contribute 8% of their compensation to the FSSP. Such lost employer-provided benefits which are restored under this plan consist of (i) all or part of the 50% matching contribution to the investment fund account of the FSSP participant and (ii) except in the case of Mr. Brann, who participates in a supplemental contractual arrangement (as described below), a portion of the full benefit under the Company's retirement plan if the participant's contributions to the FSSP Retirement Fund are limited to less than 4% of his or her compensation. Amounts that would have been deposited to the employee's Retirement Fund account by the employee and to his or her investment fund account by the Company are projected with interest to the participant's normal retirement date. Based upon these amounts, the participant's lost benefits from the Company's retirement plan and lost Company contributions to the investment fund are determined and converted to, and payable upon the participant's retirement as, a single life annuity if the participant is unmarried at such time or as a 100% joint and survivor annuity if the participant is then married; however, no payment will commence until the participant reaches the age of 62.

As a result of his retirement from Western Atlas in 1996, Mr. Casey commenced to receive a combined annual benefit in the form of a 100% joint and survivor annuity pursuant to the FSSP, the related retirement plan, and the Restoration Plan of $156,608, all of which is deemed to have been provided by the employer's (as opposed to Mr. Casey's) contributions.

SUPPLEMENTAL ARRANGEMENT FOR MR. BRANN.

In addition to the FSSP, the related retirement plan, and the Restoration Plan, the Company has a noncontributory and unfunded supplemental contractual arrangement (the "Supplemental Arrangement") designed to provide additional retirement benefits to Mr. Brann. If Mr. Brann retires on or after age 65 following 25 years of service with the Company (including prior service with Litton), his annual benefit (computed as a single life annuity) under the Supplemental Arrangement is 55% of his final average compensation, less amounts payable to Mr. Brann under Social Security and less that portion of pension benefits deemed to have been provided by the employer's (as opposed to Mr. Brann's) contributions which would have been received by Mr. Brann under any other retirement plan sponsored by the Company or Litton if he was eligible to participate and had participated at all times in any such plan to the maximum extent permitted (regardless of the degree of actual participation). Final average compensation means one-third of covered cash compensation (including salary and bonus) paid during any three periods of 12 consecutive months specified by Mr. Brann occurring during the 60-month period preceding his retirement. For purposes of the Supplemental Arrangement, Mr. Brann had 23 credited years of service at March 14, 1997.

If Mr. Brann's employment is terminated before he has completed 25 years of service or attained the age of 65, then the percentage of 55% referred to above is reduced in accordance with a schedule relating to age and length of service; however, payment of retirement benefits to Mr. Brann under the Supplemental Arrangement will, in no event, commence until he reaches age 62. The Supplemental Arrangement also provides for certain salary continuation payments in the event of Mr. Brann's disability and certain survivors' benefits in the event of his death prior to attaining age 62.

The following table indicates the approximate annual combined benefit which would be received by Mr. Brann representing the sum of (a) the benefit under the Company's basic retirement plan deemed to have been provided by the employer's contributions and (b) the benefit under the Supplemental Arrangement, based on the following assumptions: (i) participation in the voluntary retirement plans to the maximum extent permitted during the entire period of Mr. Brann's employment, (ii) retirement at age 65, and (iii) election of the benefit in the form of a single life annuity.

                              PENSION PLAN TABLE


                                              YEARS OF SERVICE
                           -----------------------------------------------------------------
         REMUNERATION              15                       20                    25 OR MORE
         -----------------------------------------------------------------------------------
         $1,200,000             $420,000                 $570,000                 $  660,000
          1,400,000              490,000                  665,000                    770,000
          1,600,000              560,000                  760,000                    880,000
          1,800,000              630,000                  855,000                    990,000
          2,000,000              700,000                  950,000                  1,100,000


Although, as indicated above, the amount of such combined benefit would be reduced by Mr. Brann's Social Security primary benefit, the foregoing table does not give effect to such offset. Covered compensation under the Supplemental Arrangement is aggregate cash compensation, including salary and bonus, actually paid to Mr. Brann during the fiscal year. Since Mr. Brann received incentive awards from Western Atlas payable in installments, and since Mr. Brann's bonus awarded by Western Atlas for fiscal 1996 was not paid during 1996, the cash compensation paid to Mr. Brann during 1996 was $1,312,000, rather than the amount shown in the Summary Compensation Table.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN.

Mr. Roberts participates in the Western Atlas Inc. Supplemental Executive Retirement Plan, an unfunded plan which provides additional retirement benefits to key executive employees designated by the Compensation Committee of the Board after nomination by the Chief Executive Officer. A participant in this plan does not ordinarily vest in a retirement benefit until reaching the age of 60 and completing 15 years of service and may not ordinarily begin receiving a retirement benefit thereunder until reaching age 62. Under this plan a participant's annual retirement benefit is the actuarial equivalent, as of the age of the participant at retirement, of the following computation
(a) 1.6% of "average earnings" of the participant up to $125,000 (which amount is adjusted annually for inflation) plus (b) 2.2% of "average earnings" in excess of such amount, the sum of (a) plus (b) then being multiplied by the participant's number of years of service (not to exceed 25) following the participant's 40th birthday. Average earnings for purposes of this plan is the average of base salary and cash bonus paid by the Company to the participant in the three periods of 12 consecutive months in which the participant's cash compensation was highest during the final 60 months of the participant's employment. There is offset from the benefit calculated in the manner described above the participant's Social Security primary benefit as well as all amounts of "Company-provided" retirement benefit which the participant receives (or could have received assuming full participation at all times of eligibility) under other retirement plans sponsored by the Company. For purposes of this plan, Mr. Roberts had 22 credited years of service at March 14, 1997.

The following table indicates the approximate combined annual retirement benefit which would be received by a participant in this plan representing the sum of (a) the Company-provided benefit under the Company's basic retirement plan; (b) the benefit under the Restoration Plan; and (c) the benefit under the Supplemental Executive Retirement Plan based on retirement at age 65, full participation at all relevant times in the basic retirement plans, and election of a benefit in the form of a single life annuity. The table does not give effect to the offset of the participant's Social Security benefit.

                              PENSION PLAN TABLE


                                              YEARS OF SERVICE
                           -----------------------------------------------------------------
         REMUNERATION              15                       20                    25 OR MORE
         -----------------------------------------------------------------------------------
         $  600,000             $177,739                 $236,986                  $296,232
            800,000              243,739                  324,986                   406,232
          1,000,000              309,739                  412,986                   516,232
          1,200,000              375,739                  500,986                   626,232

In addition to retirement benefits, certain benefits are payable under this plan in the event of the death or disability of the participant. In the event of a change of control of the Company, a participant is immediately vested in the retirement benefit and is entitled to receive a lump sum payment equal to the actuarial equivalent, as of the age of the participant on the date of the change of control of the Company, of the retirement benefit which would have been payable at age 65, unless the Committee elects to defer such lump sum payment.

WAII PROFIT SHARING PLAN.

Messrs. Brannan and Russell participate in the WAII Retirement/Profit Sharing Plan (the "Profit Sharing Plan"), which provides a lump-sum retirement benefit equal to a participant's vested account balances. The Profit Sharing Plan is generally available to most full-time U.S. employees and certain non-U.S. employees of the oilfield services businesses of the Company. The plan has two parts: one part provides for contributions to be made only by the employer, and the other part allows participant contributions and is intended to qualify under Section 401(k) of the Code. Under the portion of the plan which allows participant contributions, a participant may elect to defer annually, subject to the 401(k) Maximum Amount, from 1% to 10% of his or her covered compensation for deposit to one or more available funds designated by the participant ("401(k) Accounts"). To the extent employer contributions are made to the Profit Sharing Plan, such contributions will first be made as matching contributions to each of the 401(k) Accounts of participants. The employer may match up to 66 2/3% of a participant's deferrals; however, in no event will the annual amount of employer matching contributions made to any one participant's 401(k) Account exceed 2% of such participant's compensation for such year. Such employer matching contributions to the 401(k) Accounts of Messrs. Brannan and Russell are included in column V of the Summary Compensation Table for the years indicated. Additional employer contributions, if any, will be made to each participant's Profit Sharing Plan account based on the Profit Sharing Plan formula. The formula provides that, subject to maximum amounts imposed by law on qualified defined contribution plans, a participant's account is credited annually with a weighted share of employer contributions and forfeitures of nonvested amounts of terminated employees' accounts. Pursuant to this formula, the Profit Sharing Plan account and 401(k) Account (including any employer matching contributions) are also allocated a share of the net investment income or loss of the particular investment funds designated by the participant.

WAII BENEFIT RESTORATION PLAN.

In addition to the Profit Sharing Plan, WAII has a noncontributory and unfunded plan for employees, including Messrs. Brannan and Russell, whose annual base salary is at least $100,000 and who have been selected as participants by the President of WAII (the "WAII Benefit Restoration Plan"). The WAII Benefit Restoration Plan is designed to provide participants with the difference between the actual amount of employer provided benefits under the Profit Sharing Plan and the amount of employer provided benefits which would otherwise be provided under the Profit Sharing Plan if the limitations imposed by the Code with respect to allocations to a particular participant's Profit Sharing Plan account and 401(k) Account and with respect to the employer's tax deduction for amounts which would otherwise be contributed to the Profit Sharing

Plan were disregarded. Under the WAII Benefit Restoration Plan, individual accounts are established by WAII for each participant and are credited with the amounts which would have been contributed by WAII to a participant's Profit Sharing Plan account and 401(k) Account but for the above-described limitations imposed by the Code. These individual accounts are also credited with earnings at the rate of earnings of the fixed income fund of the Profit Sharing Plan. The vesting schedule and the benefit payment form under the WAII Benefit Restoration Plan correspond to the vesting schedule and benefit payment form under the Profit Sharing Plan. The accounts of Messrs. Brannan and Russell under the WAII Benefit Restoration Plan were credited with the amounts included in column V of the Summary Compensation Table for the years indicated.

WAII SUPPLEMENTAL RETIREMENT PLAN.

Messrs. Brannan and Russell also participate in the supplemental retirement plan of WAII, which provides potential additional retirement benefits to designated employees of WAII. In the case of a participant who is age 65 or older and has 25 or more years of service with WAII, the supplemental plan provides an annual benefit equal to 55% of the participant's final average compensation. Final average compensation means the 12-month average of the highest consecutive 36-month period of the 60-month period prior to employment termination and includes both base pay and any cash bonus paid during such 36 months. Such maximum 55% benefit is reduced by the participant's annual primary Social Security benefit at age 65 (or annual pension which the participant would receive at age 65 from a public retirement program of a foreign country) plus the annualized annuity value of the lump sum benefit payable to the participant under the Profit Sharing Plan and under the WAII Benefit Restoration Plan described above (collectively, the "WAII Offsetting Benefits")--provided, however, that such maximum benefit shall not be reduced by more than 60% of the amount of the reductions described above, and, provided further, that the sum of the annual benefit payable under the supplemental plan, the Social Security primary benefit (or equivalent foreign pension), and the WAII Offsetting Benefits shall not exceed 65% of the participant's final average compensation. Thus, if a participant's WAII Offsetting Benefits plus his or her Social Security or equivalent benefit exceed 65% of final average compensation, the participant would receive no benefit under the WAII supplemental retirement plan but would receive the full benefit payable under the Profit Sharing Plan and the WAII Benefit Restoration Plan. The figure of 55% referred to above is subject to reduction to account for years of service and age at retirement.

The following table indicates the approximate annual benefit which would be received by a participant in the WAII supplemental plan based upon the following assumptions: (i) retirement at age 65 and (ii) election of the benefit in the form of a single life annuity. Although the amount of such combined benefit would be reduced by the WAII Offsetting Benefits to the extent described above and by the participant's Social Security primary benefit, the foregoing table does not give effect to such reduction.

                              PENSION PLAN TABLE


                                               YEARS OF SERVICE
                           --------------------------------------------------------------------
         REMUNERATION               15                         20                         25
         --------------------------------------------------------------------------------------
         $  600,000              $180,000                   $255,000                   $330,000
            800,000               240,000                    340,000                    440,000
          1,000,000               300,000                    425,000                    550,000
          1,200,000               360,000                    510,000                    660,000


Mr. Brannan and Mr. Russell had 30 years and 27 years, respectively, of credited service at March 14, 1997, for purposes of the WAII supplemental retirement plan.

INDEBTEDNESS OF MANAGEMENT TO THE COMPANY.

As a form of additional incentive for the Company's key employees, the Company provides loans to certain such employees located in the United States. Under such program, loans in the aggregate principal amount of $1,196,000 were outstanding at March 14, 1997, to four executive officers of the Company, as follows: Alton J. Brann, $616,000; Charles A. Cusumano, $225,000; Michael E. Keane, $100,000; and Norman L. Roberts, $255,000. These loans are unsecured, currently bear interest at the rate of 4% per annum, and are payable on the Company's demand, but, in any event, not later than the earlier of (i) termination of the borrower's employment with the Company or any subsidiary thereof, or (ii) December 31, 1998. The foregoing amounts represent the largest amount of indebtedness of each such executive officer and present executive officers as a group under such loan program outstanding since December 31, 1995.

In addition, Joseph T. Casey had a loan in the principal amount of $415,000, which was repaid upon his retirement as an executive officer on September 30, 1996.

CERTAIN TRANSACTIONS.

Joseph T. Casey, who retired as Vice Chairman and Chief Financial Officer of the Company on September 30, 1996, has entered into a consulting agreement with the Company for an initial term of one year from October 1, 1996, to September 30, 1997, during which Mr. Casey agrees to provide consulting services to the Company on not more than 50 days during the year for an annual fee of $150,000 payable in monthly installments of $12,500. In the event the Company requests Mr. Casey to provide consulting services on more than 50 days during the year, Mr. Casey will receive compensation at the rate of $3,000 per day. The agreement is renewable at the request of the Company on such terms as are mutually agreeable. During the time of the agreement Mr. Casey agrees not to engage in any activity for a business which competes with the business of the Company.

To facilitate the relocation of Orval F. Brannan, President of the E & P Services division of WAII, to London, England, in October, 1996, WAII purchased Mr. Brannan's residence in Houston, Texas, for the sum of $660,000. The purchase price was determined by an independent licensed real estate appraiser to represent the fair market value of the property at the time of purchase by WAII.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.

The Compensation Committee of the Board of Directors of Western Atlas Inc., composed entirely of outside independent directors, is responsible for, among other duties, the determination and administration of policies and procedures regarding executive compensation and for setting the amounts of such compensation. In establishing the Company's executive compensation program, the Committee takes into account current market data and compensation trends for companies in industries comparable to those in which the Company is engaged and compares corporate performance at Western Atlas to that of selected peer group companies. The Committee also considers the effectiveness of the program in achieving and rewarding desired performance levels.

The compensation program presently in effect has three elements: (1) base annual salary; (2) potential annual cash incentive awards which are based primarily on financial performance of the Company or its relevant business operating unit; and (3) long-term incentives in the form of stock options. The Committee believes that a significant portion of the total compensation of the Company's executives should be at risk, based upon the achievement of preestablished performance goals.

To assist in the accomplishment of its objectives, the Committee has retained an independent national compensation consulting firm to provide advice and to render reports when requested to do so with respect to data such as comparable compensation levels for executives of the Company's competitors in both the oilfield services and industrial automation systems industries.

BASE ANNUAL SALARY.

In considering appropriate adjustments to base annual salaries for executive officers to be made during the 1996 fiscal year, the Committee focused particularly upon pay levels, as reported to the Committee by its independent compensation consultant, at the five oilfield services companies which, along with Western Atlas, comprise the Standard & Poor's Oil Well Equipment & Services Index (which is one of the two indexes with which the Company's total shareholder return is compared in the stock performance graph immediately following this report). The information provided by the consultant with respect to pay levels at these other five companies comprised both base salaries and total compensation, including incentive awards. The consultant's report also considered competitive pay levels at 500 companies in a variety of industries (excluding financial services).

The median and average revenues of the five peer group oilfield services companies are significantly greater than those of Western Atlas. Therefore, in addition to providing 50th percentile and 75th percentile base salaries for these peer group companies, the independent compensation consultant regressed relevant base salaries of the Western Atlas executives against total revenues of Western Atlas. Of the five Western Atlas executive officers covered by the study, all had base salaries below the 50th percentile of the sample. In addition, Mr. Brann and Mr. Russell had base salaries below the regression-predicted median values, and the others had base salaries between 12% and 16% above the regression-predicted median values. In view of the lack of direct comparability between the positions of the Western Atlas executives and those covered by the consultant's report, the Committee regarded the data presented as indicative of base salaries in an acceptable range.

The Committee reviewed the results of the consultant's report and paid particular attention to the circumstance that all five Western Atlas executive officers reported upon by the consultant have award incentives (in the form of cash bonuses) that are more leveraged than the compensation packages indicated by market median data. Therefore, the fact that total compensation (as opposed to base salary) of these officers approximates the 75th percentile of the reported market data appears, in the Committee's view, to reflect greater risk than the average compensation package reported upon, owing to the emphasis at Western Atlas on short-term performance-related cash incentives.

In reliance upon the data contained in the report of the independent consultant, and after a review of the performance, experience, responsibilities, and effectiveness of the executive officers, the Committee determined to grant increases in base salary to the Company's executive officers which averaged approximately 4.9% (not including the increases in base salary granted to three executive officers who received promotions during fiscal 1996, which ranged from 10% to 36% of base salary). These increases in the base salaries of the executive officers became effective on July 1, 1996.

ANNUAL BONUSES FOR 1996.

Approximately 91% of cash incentive awards to executive officers with respect to the 1996 fiscal year were made under the terms of the Company's 1995 Incentive Compensation Plan, pursuant to which the award of a bonus is contingent upon the achievement by the Company or its relevant operating unit of preestablished performance goals set by the Committee. Awards under this Plan are expected to be fully deductible from the Company's taxable income pursuant to Section 162(m) of the Internal Revenue Code, which limits deductibility of the compensation of the individuals included in the Summary Compensation Table to $1 million, except for certain "performance-based" compensation.

The Committee established at the beginning of fiscal 1996 a maximum potential bonus under the 1995 Incentive Compensation Plan with respect to that year for each executive officer which ranged, in the case of each individual, from 70% of the individual's base salary to 125% thereof. With respect to those executive officers who are members of the corporate staff, the Committee set as performance goals levels of return on tangible equity of the Company and its consolidated subsidiaries, and with respect to those executive officers who are associated with one of the Company's two business segments, the Committee set as performance goals levels of return on capital utilized achieved by the relevant business operating unit. In order for any portion of maximum potential bonuses to be awarded under the 1995 Incentive Compensation Plan, the applicable performance threshold must be met. The percentage of maximum potential bonus paid is dependent upon the extent actual performance meets or exceeds that threshold.

As a result of the actual level of performance achieved by the Company and its applicable operating business units during the 1996 fiscal year, each executive officer who is a member of the corporate staff was eligible to receive 100% of the individual's maximum potential bonus under the 1995 Incentive Compensation Plan, and each executive officer associated with the oilfield services business segment or the industrial automation systems business segment was eligible to receive an award ranging from 80% to 100% (depending upon the applicable business with which the executive officer is associated) of the individual's maximum potential bonus under this Plan.

Based upon the Committee's conclusion that all of the executive officers had exhibited commendable efforts and ability in the discharge of their responsibilities and the fact that the Company had exceeded its targets for growth in earnings per share and other financial measures, each executive officer was awarded the maximum amount permitted by the applicable performance goal formulas established under the 1995 Incentive Compensation Plan.

After completing the award of bonuses for executive officers for fiscal 1996 under the performance-driven 1995 Incentive Compensation Plan, the Committee then discussed at length the circumstance that, for participants whose performance goals were based on levels of return on tangible equity, the Company's performance during 1996 exceeded the level necessary to qualify a participant to receive his or her maximum potential bonus under the 1995 Incentive Compensation Plan by approximately 20%. The Committee concluded that, because the actual performance of the Company exceeded by a considerable margin that which had been anticipated by the Committee as the maximum which was likely to be achieved in fiscal 1996, it was appropriate to consider the grant of incentive awards under the Company's Individual Performance Award Plan to four present executive officers whose performance goals were related to return on tangible equity and to one executive officer responsible for operations which showed substantially improved performance in 1996. The Committee decided that, under the circumstances, these individuals should be rewarded with additional amounts under the Individual Performance Award Plan, which awards are intended in part to serve as an incentive for officers and other key employees in the future to exceed, to the extent possible, 100% of their preestablished performance goals.

Under the Individual Performance Award Plan, the Committee may grant awards, which are not contingent upon the achievement of preestablished performance goals, in circumstances when the Committee believes it appropriate to reward outstanding performance on the part of individual participants. Amounts awarded under the Individual Performance Award Plan would not qualify, in the case of the executive officers named in the Summary Compensation Table, for the exemption from the limitation on deductibility of compensation set forth in Section 162(m) of the Internal Revenue Code.

After full consideration of the matter, the Committee made awards aggregating $155,044 to five present executive officers under the Individual Performance Award Plan. The aggregate amount of these awards under the Individual Performance Award Plan represented approximately 8.8% of the aggregate bonus amounts received by these individuals under the 1995 Incentive Compensation Plan. In awarding these additional amounts, the Committee took into consideration not only the valuable role these executive officers had performed with respect to the Company's outstanding financial results for 1996 but also their contribution to the development of the Company's strategy for growth internally and by way of acquisitions.

Total bonuses so awarded to present executive officers as a group under both the 1995 Incentive Compensation Plan and the Individual Performance Award Plan aggregated $3,260,556 and represented 103% of the aggregate base salaries of such executive officers in effect at the beginning of the 1996 fiscal year. After completing the award of bonuses for fiscal 1996, the Committee discussed the establishment of appropriate performance goals for 1997 awards under the 1995 Incentive Compensation Plan for executive officers. As was the case in 1996, the Committee then established performance goals for executive officers on the corporate staff based on levels of return on tangible equity of the consolidated enterprise and established performance goals for executive officers associated with operating units of the Company based on levels of return on capital utilized of the applicable business operating unit.

STOCK OPTION GRANTS.

In 1996 the Committee determined to follow the methodology utilized in 1995 with respect to the annual grant of stock options to officers and other key employees. This methodology is based on a range of potential share quantities, in the case of each executive officer, with the value of the grants based upon a multiple of base salary, subject to the Committee's qualitative assessment of each individual's performance.

The Committee reviewed the analysis of long-term stock-based incentives at peer group companies (including stock options, restricted stock, and stock appreciation rights) comprising part of the report prepared by the independent compensation consultant and also reviewed materials prepared at the request of the Committee by employees of the Company with respect to the type and amount of stock-based incentives utilized at a number of other major corporations. After completing such review, the Committee decided that the multiples of base salary of the executive officers which should be utilized in 1996 should range from 2.3 to 4.1, with the exception of one executive officer whose multiple was set at 7.8 because of a promotion during the course of the year. In reaching the determination that these multiples should be somewhat higher than those utilized in 1995, the Committee took into consideration the fact that a broader range of stock-based incentives are routinely granted by a number of the Company's competitors.

The Committee determined in August, 1996, that options to purchase an aggregate of 207,000 shares at an exercise price of $57.75, the then fair market value of the Company's Common Stock, would be granted to the present executive officer group. The Committee directed that the options granted to executive officers be exercisable in 20% installments vesting on the first through the fifth anniversaries of the date of the option grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER.

Effective July 1, 1996, the Committee increased the annual base salary of Mr. Brann from $675,000 to $700,000, representing an increase of approximately 3.7%. The Committee expressed its view that a substantial part of Mr. Brann's total compensation should be at risk, subject to the satisfaction by the Corporation of certain performance goals preestablished by the Committee. In view of Mr. Brann's potential ability to earn an amount greater than his base salary in the form of a bonus award, the Committee determined that the adjustment in base salary described above was appropriate.

The Committee had established Mr. Brann's maximum potential bonus for 1996 as 125% of his base salary of $675,000 in effect at the beginning of fiscal 1996. As a result of the achievement of performance goals based on return on tangible equity of the Company during 1996, Mr. Brann qualified to receive his maximum potential bonus of $843,750. The Committee determined it was appropriate to award the entire amount of such bonus to Mr. Brann in view of the Company's outstanding performance during 1996 when the Company had record earnings per share.

In addition, as set forth above, the Company's actual performance during 1996 exceeded by a considerable margin the level required for Mr. Brann to receive 100% of his maximum potential bonus under the 1995 Incentive Compensation Plan. Therefore, in view of Mr. Brann's extraordinary efforts directed to achieving that result, as well as his outstanding leadership in developing and implementing the Company's strategic plan and maintaining its position as a leader in all of its principal businesses, the Committee determined that Mr. Brann should also receive an award of $84,375 under the Individual Performance Award Plan.

Of Mr. Brann's aggregate award of $928,125 under both plans, $337,500 was paid to Mr. Brann in February, 1997; and, subject to the terms of the 1995 Incentive Compensation Plan, the same amount will be paid in February, 1998, with the remaining $253,125 to be paid in February, 1999.

Applying the stock option grant methodology described above, the Committee granted to Mr. Brann options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $57.75, the market value of the stock on the grant date in August, 1996. Such number of options resulted from applying a multiple of 4.1 to Mr. Brann's base compensation, consistent with the guidelines referred to earlier.

SECTION 162(m) POLICY.

The Committee's policy is to qualify for deduction for Federal income tax purposes all executive compensation by compliance with Section 162(m) of the Internal Revenue Code except in instances, such as the awards made under the Company's Individual Performance Award Plan as described above, when the Committee may determine it is in the Company's best interest to award compensation which does not so qualify. The Committee notes that, in view of the compensation level of the recipients of the awards and the performance-based nature of more than 90% of their total 1996 bonuses, no portion of awards made under the Individual Performance Award Plan for 1996 is expected to result in the loss of any tax deduction to the Company.

Dated: March 18, 1997
                                   THE COMPENSATION COMMITTEE

                                   Paul Bancroft, III, Chair  William C. Edwards
                                   Claire W. Gargalli         Steven B. Sample

STOCK PERFORMANCE GRAPH.

Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on Western Atlas Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Index and the Standard & Poor's Oil Well Equipment & Services Index for the period beginning March 8, 1994, which was the date "when issued" trading commenced in Western Atlas Common Stock on the New York Stock Exchange, and ending December 31, 1996. The graph assumes the investment of $100 on March 8, 1994, in Western Atlas Common Stock, in the S&P 500, and in the S&P Oil Well Equipment & Services Index. Total shareholder return was calculated on the basis that in each case all dividends were reinvested.

                  COMPARISON OF CUMULATIVE TOTAL RETURN BASED
                            ON REINVESTMENT OF $100
                       MARCH 8, 1994 - DECEMBER 31, 1996


                                            OIL & GAS
Measurement Period           WESTERN        (DRILLING &         S&P
(Fiscal Year Covered)        ATLAS INC.     EQUIP)-500       500 INDEX
-------------------          ----------     ------------     ----------
Measurement Pt- 3/8/94       $100.00        $100.00          $100.00
FYE  12/31/94                $ 91.77        $ 95.02          $100.77
FYE  12/31/95                $123.17        $131.64          $138.64
FYE  12/31/96                $172.87        $186.30          $170.47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMMON STOCK.

BY MANAGEMENT.

The following table sets forth the number of shares of Common Stock beneficially owned, directly or indirectly, by each director, each Named Executive Officer, and all directors and executive officers as a group, as of March 14, 1997. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.


                                         AMOUNT AND NATURE OF         PERCENT OF
         NAME OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP (a)         CLASS
     ---------------------------------------------------------------------------
       Paul Bancroft, III                       26,000                    *
       Alton J. Brann                          163,985                    *
       Orval F. Brannan                         10,499                    *
       Joseph T. Casey                         197,513(b)                 *
       William C. Edwards                       17,300(c)                 *
       Claire W. Gargalli                       16,000                    *
       Orion L. Hoch                           123,573(d)                 *
       Norman L. Roberts                        31,401                    *
       John R. Russell                          60,852                    *
       Steven B. Sample                         16,500                    *
       Clayton A. Williams                      31,400                    *
       All directors and executive
         officers (16 persons)                 839,273(e)               1.55%


 *  Less than 1%.

(a) Includes shares of Common Stock subject to options which were exercisable on March 14, 1997, or which become exercisable within 60 days thereafter, as follows: Mr. Bancroft, 24,000 shares; Mr. Brann, 148,136 shares; Mr. Brannan, 10,250 shares; Mr. Casey, 119,250 shares; Mr. Edwards, 14,000 shares; Ms. Gargalli, 14,000 shares; Dr. Hoch, 21,916 shares; Mr. Roberts, 31,250 shares; Mr. Russell, 57,250 shares; Dr. Sample, 16,000 shares; Mr. Williams, 31,000 shares; and such group, 546,742 shares.

(b) Includes 10,000 shares held by a charitable corporation of which Mr. Casey serves as trustee. Mr. Casey has voting and investment power with respect to such 10,000 shares and may thus be deemed to have incidents of beneficial ownership thereof for certain purposes within the meaning of applicable regulations of the SEC.

(c) Includes 3,300 shares held by a general partnership of which Mr. Edwards is a general partner.

(d) Includes 1,080 shares owned by Dr. Hoch's wife, as to which shares Dr. Hoch disclaims beneficial ownership.

(e) Includes 50,000 shares of Common Stock held by The Western Atlas Foundation (the "Foundation"). Voting power and investment power with respect to these shares are exercised by the Foundation's officers, a majority of whom are officers of the Company and who are elected by the directors of the Foundation. The Foundation's directors are elected by, and may be removed by, the Board of Directors of the Company. The officers of the Foundation share voting power and investment power with respect to such shares of Common Stock held by the Foundation and thus may be deemed to have incidents of beneficial ownership thereof for certain purposes within the meaning of the SEC regulations referred to above. Also includes 31,475 shares of Common Stock held by the Western Atlas Master Pension Fund, a trust organized to hold the assets of certain qualified U.S. pension plans. Voting and investment power with respect to these shares are exercised by a committee appointed by the Board of Directors comprising four officers of the Company and Joseph T. Casey, a director of and consultant to the Company.

BY OTHERS.

The following table sets forth each person or entity that as of December 31, 1996, reported beneficial ownership of more than 5% of the Common Stock.


                                                AMOUNT AND NATURE OF   PERCENT
            NAME OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP   OF CLASS
  -----------------------------------------------------------------------------
   Unitrin, Inc.                                   12,657,764(a)        23.58%
    One East Wacker Drive
    Chicago, IL 60601
  -----------------------------------------------------------------------------
   FMR Corp.                                       6,934,315(b)         12.92%
    82 Devonshire Street
    Boston, MA 02109
  -----------------------------------------------------------------------------
   The Capital Group Companies, Inc.               3,947,100(c)         7.35%
    333 South Hope Street
    Los Angeles, CA 90071
  -----------------------------------------------------------------------------
   Merrill Lynch & Co., Inc.                       3,125,031(d)         5.82%
    World Financial Center, North Tower
    250 Vesey Street
    New York, NY 10281


(a) Unitrin, Inc. ("Unitrin"), has reported in a filing on Schedule 13D under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that these shares are owned by two of its subsidiaries, Trinity Universal Insurance Company (7,206,776 shares) and United Insurance Company of America (5,450,988 shares). Unitrin reported that such subsidiaries each share voting power and dispositive power with Unitrin over the shares respectively reported by them. Based upon the foregoing, Unitrin beneficially owns 12,657,764 shares of Common Stock.

(b) The number of shares of the Common Stock indicated was reported by FMR Corp. ("FMR") in a filing on Schedule 13G under the Exchange Act, which states that FMR has sole dispositive power with respect to these shares and sole voting power with respect to 266,991 of such shares.

(c) In a filing on Schedule 13G under the Exchange Act, The Capital Group Companies, Inc., stated that it has sole voting power with respect to 754,800 shares and sole dispositive power with respect to 3,947,100 shares. The Capital Group Companies, Inc., has advised Western Atlas that 2,881,800 of such shares are beneficially owned by its wholly owned subsidiary Capital Research and Management Company, which acts as investment manager for institutional investors such as pension funds and mutual funds, and the remainder of such shares are beneficially owned by others of its subsidiaries. The Capital Group Companies, Inc., disclaims beneficial ownership of these shares.

(d) In a filing on Schedule 13G under the Exchange Act, Merrill Lynch & Co., Inc. stated that it held shared voting power and shared dispositive power with respect to 3,125,031 shares. The filing further discloses that the beneficial owner of the shares reported is a registered investment company advised by Merrill Lynch Asset Management known as Merrill Lynch Growth Fund for Investment and Retirement. Merrill Lynch & Co. and various of its affiliates disclaim beneficial ownership of the shares of the Company reported.

FILING OF REPORTS UNDER SECTION 16(a) OF THE EXCHANGE ACT.

Section 16(a) of the Exchange Act requires that the Company's executive officers, directors, and persons who hold more than 10% of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on an examination of the copies of such forms furnished to the Company and written representations that no other reports were required during 1996, all Section 16(a) filing requirements applicable to the Company's executive officers and directors were satisfied in 1996.

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING.

Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 1998 Annual Meeting, they must be received by the Company not later than November 28, 1997. Such proposals should be directed to the attention of the Secretary of the Company at 360 North Crescent Drive, Beverly Hills, California 90210-4867.

                                          THE BOARD OF DIRECTORS
                                          WESTERN ATLAS INC.

                                                                      EXHIBIT A

                              WESTERN ATLAS INC.
                       1996 EMPLOYEE STOCK PURCHASE PLAN

1. ESTABLISHMENT OF PLAN.

  Western Atlas Inc., a Delaware corporation (the "Company"), proposes to grant options ("Options") for purchase of the Company's common stock, $1 par value ("Common Stock"), to eligible employees of the Company and its Designated Subsidiaries (as hereinafter defined) pursuant to this 1996 Employee Stock Purchase Plan (this "Plan"). For purposes of this Plan, "parent corporation" and "subsidiary" (collectively, "Subsidiaries") shall have the same meanings as "parent corporation" and "subsidiary corporation" set forth in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends this Plan to qualify as an "employee stock purchase plan" under Section 423 of the Code (including any amendments or successor provisions to such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition therein.

2. STOCK SUBJECT TO PLAN.

  A total of 2,500,000 shares of the Common Stock is reserved for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 16 of this Plan. Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by means of exercise of the Option), including, without limitation, in connection with the cancellation or termination of an Option, shall again be available for issuance in connection with future grants of Options under this Plan.

3. PURPOSE.

  The purpose of this Plan is to provide employees of the Company and its designated subsidiaries, as that term is defined in Section 5 of this Plan ("Designated Subsidiaries"), with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Subsidiaries, and to provide an incentive for continued employment.

4. ADMINISTRATION.

  This Plan shall be administered by a committee (the "Committee") appointed by the Company's Board of Directors (the "Board") consisting of at least two members, who need not be members of the Board and who may be eligible to participate in the Plan. The Committee shall initially be the Compensation Committee of the Board. Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, the Committee shall have exclusive authority, in its discretion, to determine all matters relating to Options granted under this Plan, including all terms, conditions, restrictions, and limitations of Options; provided, however, that all participants granted Options under an offering pursuant to this Plan shall have the same rights and privileges within the meaning of Code Section 423(b)(5) except as required by applicable law. The Committee shall also have exclusive authority to interpret this Plan and may from time to time adopt rules and regulations of general application for this Plan's administration. The Committee's exercise of discretion and interpretation of this Plan, its rules and regulations, and all actions taken and determinations made by the Committee pursuant to this Plan shall be conclusive and binding on all parties involved or affected. The Committee may delegate administrative duties to employees of the Company or to independent contractors, as it deems advisable. All expenses incurred in connection with the administration of this Plan shall be paid by the Company and the Designated Subsidiaries; provided, however, that the Committee may require a participant to pay any costs or fees in connection with the sale by the participant of shares of Common Stock acquired under this Plan or in connection with the participant's request for the issuance of a certificate for shares of Common Stock held in the participant's account under the Plan.

5. ELIGIBILITY.

  Any employee of the Company or the Designated Subsidiaries is eligible to participate in the Plan for any Offering Period (as hereinafter defined) under this Plan except the following:

    (a) employees who have not been continuously employed by the Company or Subsidiaries from the date of hire or rehire or of return from an unapproved leave of absence for a period of at least one year before the beginning of such Offering Period;

    (b) employees who are customarily employed for less than 20 hours per week;

    (c) employees who are customarily employed for not more than five months in a calendar year;

    (d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or who, as a result of being granted Options under this Plan would own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries;

    (e) employees whose employment terms are covered by a collective bargaining agreement in situations where the applicable union or other collective bargaining unit has either refused to bargain with respect to this Plan as an employee benefit or has considered this Plan as a potential employee benefit and has rejected this Plan or has otherwise determined that employees which such union or other bargaining unit represents may not participate in this Plan; and

    (f) employees who are citizens of a foreign country which prohibits foreign corporations from granting stock options to any of its citizens.

  For all purposes of this Plan, the term Designated Subsidiaries shall mean those Subsidiaries listed on Annex A to this Plan or Subsidiaries which may hereafter be determined by the Committee or the Board to be Designated Subsidiaries. A Designated Subsidiary will cease to be a Designated Subsidiary on the earlier of (i) the date the Committee or the Board determines that such Subsidiary is no longer a Designated Subsidiary or (ii) such Designated Subsidiary ceases for any reason to be a "parent corporation" or "subsidiary corporation" as defined in Sections 424(e) and 424(f), respectively, of the Code.

6. OFFERING PERIODS.

  The offering periods of this Plan (individually, an "Offering Period") shall be of periods not to exceed the maximum period permitted by Section 423 of the Code. Until determined otherwise by the Committee or the Board, (a) Offering Periods shall commence on January 1 and July 1 of each calendar year, provided, however, that the first Offering Period shall begin on September 1, 1996, and (b) each Offering Period, with the exception of the initial Offering Period which shall consist of one four-month purchase period, shall consist of one six-month purchase period (individually, a "Purchase Period") during which payroll deductions of the participants are accumulated under this Plan. The first day of each Offering Period is referred to as the "Offering Date." The last day of each Purchase Period is referred to as the "Purchase Date." Subject to the requirements of Section 423 of the Code, the Committee or the Board shall have the power to change the duration of Offering Periods or Purchase Periods with respect to future offerings if such change is announced at least 30 days prior to the first day of the first Offering Period to be affected by such change.

7. PARTICIPATION IN THIS PLAN.

  Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering an enrollment form provided by the Company to the administrator for this Plan at the division of the Company or the Designated Subsidiary by which the participant is employed ("Division Plan Administrator") not later than the 15th day of the month (or if such day is not a business day for the Company or the applicable Subsidiary, on the immediately preceding business day) before such Offering Date unless a later time for filing the enrollment form authorizing payroll deductions is set by the Committee for all eligible employees with respect to a given Offering Period. Once an employee becomes a participant in the Plan with respect to an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws from this Plan or terminates further participation in the Offering Period as set forth in Sections 13 and 14 below. Such participant is not required to file any additional enrollment form in order to continue participation in this Plan, except that the Committee may require the filing of new enrollment forms by participants who transfer to another division of the Company or a Designated Subsidiary.

8. GRANT OF OPTION ON ENROLLMENT.

  Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant by the Company to such employee of an Option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company, and any fraction of a share, determined by dividing (a) the amount accumulated in such employee's payroll deduction account during the Purchase Period ending on such Purchase Date by (b) the Purchase Price as that term is defined in Section 9; provided, however, that the number of shares which may be purchased pursuant to an Option may in no event exceed the number of shares determined in the manner set forth in Section 11(b) of the Plan or such other maximum number of shares as may be specified in the future by the Committee in lieu of the limitation set forth in Section 11(b).

9. PURCHASE PRICE.

  The purchase price per share (the "Purchase Price") at which a share of Common Stock will be sold in any Purchase Period shall initially be the lower of (a) 85 percent of the fair market value of such share on the first day of the Offering Period in which such Purchase Period occurs or (b) 85 percent of the fair market value of such share on the Purchase Date; provided, however, that in no event may the purchase price per share of Common Stock be below the par value per share of Common Stock.

  For purposes of this Plan, the term "fair market value" on a given date shall be the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if the Common Stock is not listed on such exchange, any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no reported sale price of the Common Stock on such date, then the "fair market value" shall be measured on the next preceding trading day for which such reported sale price is available. If there is no regular trading market for the Common Stock, the fair market value of the Common Stock shall be as determined by the Committee in its sole discretion, exercised in good faith. The Committee may change the manner in which the Purchase Price is determined with respect to future offerings (provided such determination does not have the effect of lowering the Purchase Price to an amount less than that which would be computed utilizing the method for determining the Purchase Price set forth in the first paragraph of this Section 9) if such changed manner of computation is announced at least 30 days prior to the first day of the first Offering Period to be affected by such change.

10. PURCHASE OF SHARES; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.

  (a) Funds contributed by each participant for the purchase of shares under this Plan shall be accumulated by regular payroll deductions made during each Offering Period. The deductions shall be made as a percentage of the participant's Compensation in 1 percent increments comprising not less than 1 percent and not more than 8 percent of Compensation. As used herein, "Compensation" shall mean all base salary, wages, cash bonuses, commissions, and overtime; provided, however, that, for purposes of determining a participant's Compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. "Compensation" does not include severance pay, hiring and relocation allowances, pay in lieu of vacation, automobile allowances, imputed income arising under any Company group insurance or benefit program, income received in connection with stock options, or any other special items of remuneration. Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in this Plan.

  (b) A participant may lower (but not increase) the rate of payroll deductions during an Offering Period by filing with the Division Plan Administrator a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than 15 days after the Division Plan Administrator's receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one change may be made effective during any Offering Period. Notwithstanding the foregoing, a participant may lower the rate of payroll deductions to zero for the remainder of the Offering Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Division Plan Administrator a new authorization for payroll deductions not later than the 15th day of the month (or if such date is not a business day, the immediately preceding business day) before the beginning of such Offering Period. A participant who has decreased the rate of withholding to zero will be deemed to continue as a participant in the Plan until the participant withdraws from the Plan in accordance with the provisions of Section 13 or his or her participation is terminated in accordance with the provisions of Section 14. A participant shall have the right to withdraw from this Plan in the manner set forth in
Section 13 regardless of whether the participant has exercised his or her right to lower the rate at which payroll deductions are made during the applicable Offering Period.

  (c) All payroll deductions made for a participant will be credited to his or her account under this Plan and deposited with the general funds of the Company. No interest will accrue on payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

  (d) On each Purchase Date, provided that the participant has not terminated employment in accordance with Section 14 or has not submitted to the Division Plan Administrator a signed and completed withdrawal form, in either case on or before the 15th day (or if such date is not a business day, on the immediately preceding business day) of the last month of the Offering Period in accordance with Section 10(b) or Section 13 of this Plan, or the Plan has not been terminated prior to the date referred to in the foregoing clause, the Company shall apply the funds then in the participant's account to the purchase at the Purchase Price of whole and any fractional share of Common Stock issuable under the Option granted to such participant with respect to the Offering Period to the extent that such Option is exercisable on the Purchase Date.

  (e) During a participant's lifetime, such participant's Option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her Option until such Option has been exercised.

  (f) Unless the Committee shall in the future determine otherwise, the maximum amount which may be deducted from any participant's Compensation for the purpose of purchasing Common Stock under this Plan shall not exceed $21,250 in any single calendar year.

11. LIMITATIONS ON RIGHTS TO PURCHASE.

  (a) No employee shall be granted an Option to purchase Common Stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary which is intended to meet the requirements of Code Section 423, exceeds $25,000 in fair market value, determined as of the applicable date of the grant of the Option, for each calendar year in which the employee participates in this Plan (or any other employee stock purchase plan described in this Section 11(a)).

  (b) The number of shares which may be purchased by any employee on the first Purchase Date to occur in any calendar year may not exceed the number of shares determined by dividing $25,000 by the fair market value (as defined in Section 9) of a share of Common Stock on the first day of the Offering Period in which such Purchase Date occurs. The number of shares which may be purchased by any employee on any subsequent Purchase Date which occurs in the same calendar year (as that referred to in the preceding sentence) shall not exceed the number of shares determined by performing the calculation described below, with all computations to be made to the nearest ten thousandth of a whole share of Common Stock or one hundredth of one cent, as the case may be.

  Step One: The number of shares purchased by the employee during any previous Offering Period which occurred in the same calendar year shall be multiplied by the fair market value (as defined in Section 9) of a share of Common Stock on the first day of such previous Offering Period in which such shares were purchased.

  Step Two: The amount determined in Step One shall be subtracted from $25,000.

  Step Three: The amount determined in Step Two shall be divided by the fair market value (as defined in Section 9) of a share of Common Stock on the first day of the Offering Period in which the subsequent Purchase Date (for which the maximum number of shares which may be purchased is being determined by this calculation) occurs. The quotient so obtained shall be the maximum number of shares which may be purchased by any employee on such subsequent Purchase Date.

  Subject to the limitations of Section 423 of the Code, the Committee may from time to time determine that a different maximum number of shares may be purchased on any given Purchase Date in lieu of the maximum amounts described above in this Section 11(b), in which case the number of shares which may be purchased by any employee on such Purchase Date may not exceed such different limitation.

  (c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's Option to each participant affected thereby.

  (d) Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period without interest.

12. EVIDENCE OF STOCK OWNERSHIP.

  (a) Promptly following each Purchase Date, the number of full and fractional shares of Common Stock purchased by each participant shall be deposited into an account established in the participant's name at a stock brokerage or other financial services firm designated or approved by the Committee (the "Plan Financial Agent"). A participant shall be free to undertake a disposition (whether by way of sale, gift, or other transfer) of the shares in his or her account at any time, but, in the absence of such a disposition, the shares must remain in the participant's account at the Plan Financial Agent until the holding period set forth in Code Section 423(a) has been satisfied. With respect to full (but not fractional) shares for which the Code Section 423(a) holding period has been satisfied, the participant may move those shares to another brokerage account of the participant's choosing or request that a stock certificate for full (but not fractional) shares be issued and delivered to him or her. In the event a participant or former participant shall have an account balance of less than one full share with the Plan Financial Agent as of the first day of any Offering Period for which such participant has elected not to participate in the Plan, the Plan Financial Agent shall cause such fractional share to be sold as promptly as possible and the cash proceeds from such sale to be paid to the account holder.

  (b) Following termination of a participant's employment for any reason, the participant shall have a period of 60 days to notify the Plan Financial Agent whether such participant desires (i) to receive a certificate representing all full shares then in the participant's account with the Plan Financial Agent and cash in lieu of any fractional share interest or (ii) to sell the shares, including any fractional share, in the participant's account through the Plan Financial Agent. If the terminated participant fails to file such notice with the Plan Financial Agent within 60 days after termination, he or she shall be deemed to have elected the alternative set forth in clause (i) above. However, the participant shall not in any event receive a certificate representing shares with respect to which the Code Section 423(a) holding period has not been satisfied until such holding period has been satisfied.

13. WITHDRAWAL.

  (a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Division Plan Administrator a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time on or prior to the 15th day of the last month (or if such date is not a business day, the immediately preceding business day) of an Offering Period.

  (b) Upon withdrawal from this Plan, the accumulated payroll deductions of the participant not theretofore utilized for the purchase of shares of Common Stock on a Purchase Date shall be returned to the withdrawn participant, without interest, and his or her participation in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any subsequent Offering Period by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in this Plan.

14. TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE.

  Termination of a participant's employment for any reason, including retirement, death, or the failure of a participant to remain an eligible employee, immediately terminates his or her participation in this Plan. In such event, except as provided in Section 15, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her beneficiary or heirs, without interest. For purposes of this Section 14, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of any leave of absence approved by the Committee.

15. RETURN OF PAYROLL DEDUCTIONS.

  In the event a participant's interest in this Plan is terminated by withdrawal, termination of employment, or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all contributions of the participant to the Plan which have not yet been applied to the purchase of stock unless such termination of participation occurs later than the 15th day of the final month of the Offering Period (or if such date is not a business day, on the preceding business day), in which event such contributions will be utilized to purchase Common Stock for the participant. No interest shall accrue on the payroll deductions of a participant in this Plan.

16. CAPITAL CHANGES.

  In the event that at any time or from time to time a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares of Common Stock or any securities exchanged therefor or received in their place being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different, or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock, then the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in the maximum number and kind of shares of stock subject to this Plan as set forth in Sections 1 and 2, the number and kind of shares subject to outstanding Options, and the Purchase Price. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

17. NONASSIGNABILITY.

  Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an Option or to receive shares under this Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 24 hereof) by the participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be void and without effect.

18. REPORTS AND STATUS OF ACCOUNTS.

  Individual accounts will be maintained by the Plan Financial Agent for each participant in this Plan. The participant shall have all ownership rights with respect to shares of Common Stock held in his or her account by the Plan Financial Agent, including the right to vote such shares and to receive any dividends or distributions which may be declared thereon by the Board. The Plan Financial Agent shall send to each participant promptly after the end of each Purchase Period a report of his or her account setting forth with respect to such Purchase Period the total payroll deductions accumulated, the number of whole and any fractional share purchased, and the per share price thereof, and also setting forth the total number of shares (including any fractional share) then held in his or her account. Neither the Company nor any Designated Subsidiary shall have any liability for any error or discrepancy in any such report.

19. NO RIGHTS TO CONTINUED EMPLOYMENT; NO IMPLIED RIGHTS.

  Neither this Plan nor the grant of any Option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee's employment. The grant of any Option hereunder during any Offering Period shall not give a participant any right to similar grants thereafter.

20. EQUAL RIGHTS AND PRIVILEGES.

  All eligible employees shall have equal rights and privileges with respect to this Plan except as required by applicable law so that this Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Board, or the Committee, be reformed to comply with the requirements of Section 423. This Section 20 shall take precedence over all other provisions in this Plan.

21. NOTICES.

  All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. AMENDMENT OF PLAN.

  This Plan may be amended by the stockholders of the Company. The Board may also amend this Plan in such respects as it shall deem advisable; however, stockholder approval will be required for any amendment that will increase the total number of shares as to which Options may be granted under this Plan, or, but for such shareholder approval, cause this Plan to fail to continue to qualify as an "employee stock purchase plan" under Section 423 of the Code.

23. TERMINATION OF THE PLAN.

  The Company's stockholders or the Board may suspend or terminate this Plan at any time. Unless this Plan shall theretofore have been terminated by the Company's stockholders or the Board, this Plan shall terminate on, and no Options shall be granted after, December 31, 2006. No Options shall be granted during any period of suspension of this Plan.

24. DESIGNATION OF BENEFICIARY.

  (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under this Plan in the event of such participant's death prior to delivery to him or her (or to the Plan Financial Agent on his or her behalf) of such shares and cash.

  (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant or, if no spouse, dependent, or relative is known to the Company, to such other person as the Company may in good faith determine to be the appropriate designee.

25. CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.

  Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

26. EFFECTIVE DATE.

  This Plan shall become effective on June 19, 1996, and shall be submitted to the stockholders for approval thereof no later than one year thereafter. In the event the stockholders have not approved this Plan within such one-year period, this Plan shall thereupon terminate; all then outstanding Options shall be cancelled and cease to be in effect; all amounts deducted from the Compensation of participants and not theretofore applied to the purchase of shares of Common Stock shall be refunded without interest; and all full shares held by the Plan Financial Agent for the accounts of participants shall be delivered to the respective participants and all fractional share interests shall be sold for the accounts of the participants by the Plan Financial Agent and the proceeds of such sale distributed to the participants entitled thereto.

27. GOVERNING LAW.

  Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with, and shall be governed by, the substantive laws of the State of Delaware without regard to any provisions of Delaware law relating to the conflict of laws.

                                                         [LOGO OF WESTERN ATLAS]


                              WESTERN ATLAS INC.

       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 1997

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


Alton J. Brann and Michael E. Keane, and each of them, with full power of substitution, are hereby appointed by the signatory of this Proxy to vote all shares of Western Atlas Inc. Common Stock entitled to be voted by the signatory at the Annual Meeting of Shareholders to be held on May 13, 1997, or at any adjournment thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any adjournment thereof.

IMPORTANT -- PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS
                                                                 ---
1, 2 AND 3 AND AGAINST PROPOSAL 4.
               -------


                        FOLD AND DETACH PROXY CARD HERE


                            [LOGO OF WESTERN ATLAS]


                            YOUR VOTE IS IMPORTANT


                     PLEASE SIGN AND RETURN YOUR PROXY BY
                 TEARING OFF THE TOP PORTION OF THIS SHEET AND
                    RETURNING IT IN THE ENCLOSED ENVELOPE.

                              WESTERN ATLAS INC.              Please mark
                        ANNUAL MEETING OF SHAREHOLDERS        your votes    X
                                                              like this


--------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2,
                          AND 3 AND "AGAINST" ITEM 4:
--------------------------------------------------------------------------------
1.  Election of       FOR Paul Bancroft, III,       WITHHOLD AUTHORITY to
    Directors:        Alton J. Brann, and           vote for Paul Bancroft, III,
                      William C. Edwards for a      Alton J. Brann, and
                      three-year term that          William C. Edwards
                      expires in 2000

Withhold authority to vote for the following nominee(s): _______________________

________________________________________________________________________________
2. Ratification of appointment of Deloitte & Touche LLP as independent auditors.

                       FOR        AGAINST       ABSTAIN

3.  Approval of Western Atlas Inc. 1996 Employee Stock Purchase Plan.

                       FOR        AGAINST       ABSTAIN

4.  Shareholder proposal regarding declassification of the Board of Directors.

                       FOR        AGAINST       ABSTAIN


UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3 AND
                                                     ---
AGAINST ITEM 4.
-------
--------------------------------------------------------------------------------

I (WE) PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS ON TUESDAY, MAY 13,
1997.


Please sign your name as it appears hereon. Executors, administrators, guardians, and others signing in a fiduciary capacity should indicate such capacity when signing. If shares are held jointly, each holder should sign.

Date____________________________________

Signature(s)____________________________

________________________________________

                        FOLD AND DETACH PROXY CARD HERE


                                                         [LOGO OF WESTERN ATLAS]


To: Western Atlas Shareholders

If you plan to attend the Annual Meeting of Shareholders to be held on Tuesday, May 13, 1997, please check the appropriate box on the proxy card.

Please sign and date the proxy card and return it promptly to ensure your representation at the meeting.

YOUR VOTE IS IMPORTANT.

Thank you.



                                                              WESTERN ATLAS INC.